UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

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POTBELLY CORPORATION
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April 5, 2023

Dear Fellow Stockholder:

You are cordially invited to virtually attend our Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) on May 18, 2023, which will be held in a virtual meeting format only via live audio webcast. Included with this letter are the notice of annual meeting of stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting, and a proxy card. You may also find electronic copies of these documents online at www.proxyvote.com.

Regardless of whether you plan to attend our virtual Annual Meeting, it is important that your voice be heard. We encourage you to vote in advance of the meeting by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote by attending the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2023 and voting online. Full instructions are contained in the accompanying proxy statement and proxy card.

Sincerely,

Joseph Boehm Chairman of the Board	Robert D. Wright President and Chief Executive Officer

111 North Canal Street, Suite 325

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD ON MAY 18, 2023

The 2023 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Potbelly Corporation (the “Company”) will be held on May 18, 2023, at 8:00 a.m. Central Time (with login beginning at 7:45 a.m., Central Time) exclusively via live audio webcast at http://www.virtualshareholdermeeting.com/PBPB2023, for the following purposes:

1.	to elect nine director nominees to serve on the Board of Directors (the “Board of Directors” or “Board”) for a term of one year or until their successors are duly elected or appointed and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	to vote, on a non-binding, advisory basis, on a resolution to approve the 2022 compensation of our named executive officers;

4.

to approve the amendment to the Potbelly Corporation 2019 Long-Term Incentive Plan (as amended and restated effective June 24, 2020) to increase the number of shares of common stock authorized for issuance thereunder; and

5.	to transact any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has set the close of business on March 22, 2023 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.

All stockholders are cordially invited to attend the virtual Annual Meeting. To participate in the virtual Annual Meeting, you will need the 16-digit control number that appears on your proxy card or the instructions that accompanied your proxy materials. Beneficial owners will need to register in order to attend the virtual Annual Meeting. For detailed instructions on attending the Annual Meeting, please refer to page 4 under “Annual Meeting Procedures.”

EVEN IF YOU CANNOT ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE USING A PAPER PROXY CARD, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2023: The Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 25, 2022 are available at www.proxyvote.com.

By order of the Board of Directors,

Adiya Dixon

Chief Legal Officer, Chief Compliance Officer and Secretary

April 5, 2023

IMPORTANT

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINTED CAST YOUR VOTES AT THE VIRTUAL ANNUAL MEETING.

PROXY STATEMENT

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PROXY STATEMENT

The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation (the “Company”), is using this Proxy Statement to solicit your proxy for use at our 2023 Annual Meeting of Stockholders (including any postponements or adjournments thereof, the “Annual Meeting”). References in this Proxy Statement to “Potbelly,” the “Company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.

Stockholders of record at the close of business on March 22, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, 29,423,495 shares of our common stock, $0.01 par value per share, were outstanding. Stockholders are entitled to one vote for each share of common stock held. A majority of these shares present virtually or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

This Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 (collectively, the “Proxy Materials”) are first being mailed to our stockholders of record on or about April 5, 2023.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time	Location	Record Date
Thursday, May 18, 2023 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time)	Exclusively via live audio webcast at http://www.virtualshareholdermeeting.com/PBPB2023	March 22, 2023

Matters to be Voted on at the Annual Meeting and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1: Election of nine directors	FOR EACH DIRECTOR NOMINEE	18

2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	19

3: Advisory vote on compensation of our named executive officers	FOR	22

4: Approval of the amendment to the Potbelly Corporation Amended and Restated 2019 Long-Term Incentive Plan (as amended and restated effective June 24, 2020) (the “2019 LTIP”) to increase the number of shares of common stock authorized for issuance thereunder	FOR	23

Board Highlights

The following tables provide summary information about our current Board of Directors, including their ages as of December 25, 2022.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Vann Avedisian Independent	58	2021	✓

Joseph Boehm Independent Chairman of the Board	36	2017			Chair

Adrian Butler Independent	52	2019	✓

David Head Independent	66	2019		✓

David Near Independent	53	2020		Chair

Dave Pearson Independent	57	2022	Chair

Todd Smith Independent	45	2020			✓

Jill Sutton Independent	51	2022		✓	✓

Robert D. Wright President and Chief Executive Officer	55	2020

Board Diversity Matrix (As of April 5, 2023)
Total Number of Directors: 9
Part I: Gender Identity	Male	Female
Directors	8	1
Part II: Demographic Background
African American or Black	1
White	7	1

Corporate Governance Highlights

•	Eight of nine director nominees are independent. Our Chief Executive Officer is the only management director.

•	Independent Chairman of the Board who is elected by the independent directors. The independent directors regularly meet in executive session without management present.

•	All Board committees are comprised only of independent directors.

•	All directors are up for re-election on an annual basis.

•	Robust director and executive stock ownership guidelines.

•	Annual Board and Committee evaluations.

•	Active Board oversight of the Company’s strategy and risk management.

•	Executive compensation program strongly links pay and performance.

•	Compensation Committee reviews the goal-setting processes to ensure targets are rigorous, yet attainable, thereby incentivizing strong performance.

ANNUAL MEETING PROCEDURES

Admission to the Annual Meeting

Only stockholders of the Company or their duly authorized proxies may attend the Annual Meeting. Stockholders may attend the virtual annual meeting at http://www.virtualshareholdermeeting.com/PBPB2023. The meeting will only be conducted via live audio webcast; there will be no physical meeting location. To participate in the virtual annual meeting, stockholders will need the 16-digit control number that appears on your proxy card or the voting instructions that accompanied the Proxy Materials. If you would like to attend the virtual meeting and you have your control number, please go to http://www.virtualshareholdermeeting.com/PBPB2023 prior to the start of the meeting to log in. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system.

Participation during the Annual Meeting

Stockholders will have the ability to submit questions during the Annual Meeting via the Annual Meeting website at http://www.virtualshareholdermeeting.com/PBPB2023. As part of the Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

Appraisal Rights

Stockholders do not have appraisal rights under Delaware law in connection with the matters to be voted on at the Annual Meeting.

Stockholder List

The list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days prior to the Annual Meeting for any purpose germane to the meeting at our corporate headquarters at 111 North Canal Street, Suite 325, Chicago, Illinois 60606.

CORPORATE GOVERNANCE

Overview

All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Governance section of our Investor website at https://investors.potbelly.com/governance/governance-documents. Information on our website does not constitute part of this Proxy Statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies its governance materials as it believes is warranted.

Governance Highlights

Corporate Governance

•  Eight of nine director nominees are independent (all except for the CEO)

•  Independent Chairman with clearly defined and robust responsibilities

•  100% independent Board Committees

•  Executive Sessions of independent directors at Board and Committee meetings at least once per quarter

•  Active Board oversight of the Company’s strategy and risk management

•  All directors attended at least 75% of meetings held

•  Ethics Code of Conduct

•  No hedging of Company stock by any director, officer or employee

•  Annual Board and Committee evaluations

Board Refreshment

•  Comprehensive, ongoing Board succession planning process

•  Focus on diversity – one female director; 22% of nominees are women/ethnically diverse

•  Regular Board refreshment and mix of tenure of directors (six new directors since the beginning of 2020)

Stockholder Rights	• Annual election of all directors • Proxy access right for stockholders • Active stockholder engagement program • Process for stockholder communications with the Board

Compensation

•  Independent Compensation Committee which oversees the Company’s compensation policies and strategic direction

•  Compensation Recoupment (Clawback) Policy applicable to executive officers

•  Independent compensation consultant

•  Direct link between Company share price performance and pay outcomes

•  Periodic review of peer group to align appropriately with Company size and complexity

•  Double trigger vesting of equity awards upon a change in control

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the Exchange Act based on director responses to director and officer questionnaires and other information available to the Board of Directors. During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all nominees except Robert D. Wright, our President and CEO, are “independent” as such term is defined by NASDAQ rules, our corporate governance standards and the federal securities laws.

Corporate Environmental and Social Responsibility

We are committed to improving the world by improving the communities we serve, respecting our planet’s resources, and working together as a vibrant, diverse team. That means being a responsible community member in each of our neighborhoods while always looking for ways to reduce our footprint and improve our relationships with people. We believe it is important to conduct our business in an ethical, legal and socially responsible manner. We have undertaken a number of initiatives to reduce our environmental impact and to ensure a healthy and safe workplace, including our use of recycled and upcycled materials in construction and our efforts to minimize food waste. We also expect our suppliers and business partners to adhere to these ideals and to promote these values, by adherence to our Supplier Code of Conduct specifying the standards and principles we require. A copy of the Supplier Code of Conduct and related information can be found in the “Corporate Responsibility” section of the “Our Story” page of our website at www.potbelly.com.

Ethics Code of Conduct

We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at https://investors.potbelly.com/governance/governance-documents. We will disclose information regarding any amendment to or waiver from the provision of this code by posting at this location on our website.

Conflicts of Interest

Pursuant to our ethics code of conduct and our related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board of Directors. See “Related Party Transactions,” on page 54 of this Proxy Statement.

Structure of the Board of Directors

Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board. Our Board of Directors currently consists of nine members, comprised of Vann Avedisian, Joseph Boehm, Adrian Butler, David Head, David Near, Dave Pearson, Todd Smith, Jill Sutton and Robert D. Wright. All current directors are nominees for election for a term expiring at our 2024 Annual Meeting. Our certificate of incorporation provides that if a director is removed or if a vacancy occurs, the vacancy may be filled by a majority of the directors then in office, even if less than a quorum.

Board Leadership Structure

Mr. Boehm currently serves as our independent Chairman of the Board. The Board appointed Mr. Boehm to the role of Chairman on March 19, 2021. Prior to that, Mr. Boehm had been a member of our Board of Directors since 2017. Our Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the offices of Chairman of the Board and CEO held by different individuals. As part of our corporate governance principles, and as required in our Bylaws, in the event the Chairman of the Board and CEO positions are ever recombined, or the Chairman of the Board is not otherwise independent, the Board of Directors shall appoint an independent director to serve as lead independent director. Our Board of Directors believes that these and other features of our Board structure provide for substantial independent oversight of the Company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Director Biographies

The following is a list of our current directors and candidates for director, their ages as of December 26, 2021, their occupation during the last five years and certain other biographical information:

VANN AVEDISIAN Age: 58 Director Since: 2021 Committees: Audit
Chicken salad with hot peppers

Experience

Vann Avedisian, 58, has served as our director since March 2021. Mr. Avedisian is the founder and Managing Director of Intrinsic Investment Holdings, a real estate and private equity vehicle (“Intrinsic”). From 2010 through 2021, Intrinsic partnered programmatically with Highgate Holdings, a fully integrated real estate investment firm that has acquired in excess of $10 billion of real estate assets and manages over 150+ hotels comprising approximately 40,000 rooms. Prior to founding Intrinsic, Mr. Avedisian co-founded Oxford Capital Partners (“Oxford”) and directed its real estate principal investments with an aggregate value in excess of $1 billion. Prior to founding Oxford, Mr. Avedisian was a Vice President at LaSalle Partners and a Director and Shareholder of Citizens National Bank of Lake Geneva. Mr. Avedisian is currently on the Board of Trustees of the William Blair Mutual Funds where he is Chairman of the Nominating and Governance Committee and also serves on the Audit and Compliance Committees. Mr. Avedisian previously served on the Company’s Board of Directors from 2001 to 2015 and was Chairman of the Compensation and Organization Committee.

Skills and Qualifications

Our Board of Directors believes Mr. Avedisian’s qualifications to serve as a member of our Board include his financial expertise, his knowledge of our business and his extensive experience in managing capital intensive operations, corporate finance and strategic advisory services.

JOSEPH BOEHM Chairman of the Board Age: 36 Director Since: 2017 Committees: Nominating & Corporate Governance (Chair)
Italian

Experience

Joseph Boehm, 36, has served as our director since October 2017. Since January 2021, Mr. Boehm serves as Managing Partner of Provider Real Estate Partners, a real estate fund management company. Prior to Provider Real Estate Partners, Mr. Boehm served as a Director and Portfolio Manager at Ancora Advisors, LLC, a registered investment advisor, since April 2014. Prior to Ancora, Mr. Boehm was an Investment Analyst at Sigma Capital Management, a hedge fund, from February 2013 through March 2014. From 2010 to 2013, Mr. Boehm was an investment banking associate at Deutsche Bank Securities. Mr. Boehm also currently serves as a director for the First Tee of Cleveland.

Skills and Qualifications

Our Board of Directors believes Mr. Boehm’s qualifications to serve as a member of our Board include his financial industries experience.

ADRIAN BUTLER Age: 52 Director Since: 2019 Committees: Audit
Italian

Experience

Adrian Butler, 52, has served as our director since May 2019. He currently serves as Chief Technology Officer for Foot Locker, Inc., a retailer of athletic footwear and sportwear. Mr. Butler served from 2020 to 2023 as Chief Information Officer for Casey’s General Stores, a convenience store operator. From 2015 to 2020, he held the positions of Senior Vice President and Chief Information Officer for Dine Brands Global, Inc., a full-service dining company and franchisor of Applebee’s Grill + Bar and IHOP. From 2011 to 2015, Mr. Butler was Vice President in the Technology Services division of Target Corporation.

Skills and Qualifications

Our Board of Directors believes Mr. Butler’s qualifications to serve as a member of our Board includes his expertise in information technology, digital, data and analytics, cyber security and experience in the food industry.

DAVID HEAD Age: 66 Director Since: 2019 Committees: Compensation; Nominating & Corporate Governance
A Wreck

Experience

David Head, 66, has served as our director since August 2019. Mr. Head currently serves as a Senior Advisor and Board Director for Authentic Restaurant Brands, which owns a portfolio of regional casual dining restaurants, and Senior Advisor and Operating Partner to Garnett Station Partners an investment firm specializing in the food and beverage, health and wellness, automotive and business services sectors. From January 2012 to December 2022, Mr. Head served as Chairman and Chief Executive Officer of Primanti Brothers, which owns and operates a chain of casual dining restaurants. Mr. Head’s previous roles include Chief Executive Officer of O’Charley’s, which owns and operates a chain of casual dining restaurants, from 2010 to 2012 and Chief Executive Officer of Captain D’s LLC, which owns and operates a chain of quick service seafood restaurants, from 2006 to 2010. Prior to joining Captain D’s LLC, Mr. Head served as the Chief Executive Officer of Romacorp, which operates and franchises Tony Romas’ restaurants around the world and as the Chief Executive Officer of Houlihan’s Restaurant Group, which operates casual restaurant and bar locations throughout the United States. Mr. Head previously served as a director of Bob Evans Farms, O’Charley’s, Captain D’s, Sagittarius Brands and Imvescor.

Skills and Qualifications

Our Board of Directors believes Mr. Head’s qualifications to serve as a member of our Board include his extensive knowledge and proven restaurant industry experience in restaurant operations, food service and production.

DAVID NEAR Age: 53 Director Since: 2020 Committees: Compensation
A Wreck

Experience

David Near, 53, has served as our director since May 2020. Mr. Near has been the managing partner of Ramen Tatsuya Holdings LLC, which manages Tatsuya Brands, since 2014, as well as the owner and co-president of Pisces Foods, L.P., a restaurant operating company, since 1995. In addition, Mr. Near previously operated The Wendy’s Company restaurants as a franchisee from 1995 to 2012. From 2006 to 2009, Mr. Near served as the Chief Operations Officer at The Wendy’s Company, which owns and operates a chain of quick service restaurants, where he was responsible for global operations, franchising, new store development, and served as a board member of Wendy’s National Advertising Program.

Skills and Qualifications

Our Board of Directors believes Mr. Near’s qualifications to serve as a member of our Board include his experience and expertise in operations and franchising in the restaurant industry.

DAVE PEARSON Age: 57 Director Since: 2022 Committees: Audit
A Wreck with pickles

Experience

Dave Pearson, 57, has served as our director since April 2022. Mr. Pearson is currently serving as a board member for Lee Enterprises and Magnite, both of which operate within the media industry. From May 2013 to August 2020, Mr. Pearson was the Chief Financial Officer of Vonage, where he was responsible for managing the Finance, Corporate Development, and Investor Relations departments. From May 2013 to August 2020, Mr. Pearson served as the Managing Director and Global Media & Telecom Group Head within Deutsche Bank’s investment banking services. Prior to Deutsche Bank, Mr. Pearson held three different positions within the Technology, Media & Telecom investment banking practice at Goldman Sachs, most recently as Managing Director. Mr. Pearson received his M.B.A. from Harvard Business School and an A.B. in Political Science and Organizational Behavior from Brown University.

Skills and Qualifications

Our Board of Directors believes Mr. Pearson’s qualifications to serve as a member of our Board include his corporate finance and financial industries experience.

TODD SMITH Age: 45 Director Since: 2020 Committees: Nominating & Corporate Governance
A Wreck with extra mayo and mustard

Experience

Todd Smith, 45, has served as our director since May 2020. Since 2017, Mr. Smith has been the Chief Concept Officer of Cafe Rio Mexican Grill, which owns and operates a chain of casual dining restaurants and a partner in CoreLife Eatery, which owns and operates restaurants focused on healthy, active lifestyles. Mr. Smith worked at Sonic Drive-in, which owns and operates a chain of quick service restaurants, from 2012 to 2017, ultimately serving as its President and Chief Marketing Officer. Prior to Sonic Drive-in, Mr. Smith worked in the marketing divisions for Yum! Brands and Wendy’s International.

Skills and Qualifications

Our Board of Directors believes Mr. Smith’s qualifications to serve as a member of our Board includes his leadership and marketing experience in the restaurant industry.

JILL SUTTON Age: 51 Director Since: 2022 Committees: Compensation; Nominating & Corporate Governance
Italian with lots of hot peppers

Experience

Jill Sutton, 51, has served as our director since March 2022. Ms. Sutton currently serves on the board of Miller Industries, Inc., a tow truck and towing equipment manufacturer. Ms. Sutton was the Chief Legal Officer, General Counsel and Corporate Secretary of United Natural Foods, Inc., the largest publicly traded grocery distributor in America, from May 2018 to December 2021. From July 2015 to January 2018, Ms. Sutton served as Deputy General Counsel, and was Corporate Secretary, of General Motors Company, a multinational automotive manufacturing company. From May 2006 to January 2015, Ms. Sutton served in various roles of increasing accountability at Tim Hortons, Inc., then a publicly traded company, which owns and operates quick service restaurants, including serving as Executive Vice President, General Counsel, and Corporate Secretary. Prior to joining Tim Hortons, Inc., Ms. Sutton served as Corporate Counsel for The Wendy’s Company, which owns and operates a chain of quick service restaurants.

Skills and Qualifications

Our Board of Directors believes Ms. Sutton’s qualifications to serve as a member of our Board include her experience in the food and restaurant industries, her legal and regulatory experience and her knowledge of public companies.

ROBERT D. WRIGHT Age: 55 Director Since: 2020 Committees: None
Italian on white with peppers, mustard, lettuce and pickles

Experience

Robert D. Wright, 55, has served as our President and CEO and a director since July 2020. Prior to joining Potbelly, Mr. Wright served as Executive Vice President and Chief Operations Officer, International of The Wendy’s Company, which owns and operates a chain of quick service restaurants, from May 2016 to May 2019 and Senior Vice President and Chief Operations Officer from December 2013 to May 2016. Prior to that, Mr. Wright served in leadership roles with other restaurant brands, including Charley’s Philly Steaks, Checker’s Drive-In Restaurants, Inc. and Domino’s Pizza, Inc.

Skills and Qualifications

Our Board of Directors believes Mr. Wright’s qualifications to serve as a member of our Board includes his role as CEO and President, his leadership experience as an executive at publicly-traded companies in the restaurant sector and his extensive experience in the restaurant industry.

Board Meetings

Our Board of Directors held six meetings during our fiscal year ended December 25, 2022. In 2022, each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors or such committee. Under our corporate governance guidelines, each director is expected to make every effort to attend each Board meeting and each meeting of any committee on which he or she sits.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. All of our directors serving at the time virtually attended our 2022 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. The membership and responsibilities of each committee comply with the listing requirements of NASDAQ. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board in overseeing:

•	the selection, management and compensation of our independent auditor;

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications, independence and performance;

•	the evaluation of enterprise risk issues;

•	the performance of our internal audit function and independent auditor;

•	the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	our systems of disclosure controls and procedures and ethical standards.

The Audit Committee currently consists of Mr. Avedisian, Mr. Butler and Mr. Pearson, and the chairperson is Mr. Pearson. Our Board of Directors has affirmatively determined that each of these Audit Committee members meets the independence criteria applicable to directors serving on the Audit Committee under NASDAQ and SEC rules. Our Board of Directors has also determined that each of these Audit Committee members meet the requirements for financial literacy under the applicable NASDAQ rules and that each is an “audit committee financial expert” under SEC rules. Our Board of Directors has adopted a written charter under which the Audit Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.

The Audit Committee held five meetings during the fiscal year ended December 25, 2022.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee charter and is primarily to:

•

identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairperson for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

The Nominating and Corporate Governance Committee consists of Mr. Boehm, Mr. Smith and Ms. Sutton, and the chairperson is Mr. Boehm. Our Board of Directors has affirmatively determined that each of these Nominating and Corporate Governance Committee members meets the independence criteria applicable to directors serving on the Nominating and Corporate Governance Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.

The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended December 25, 2022.

Compensation Committee

The purpose of the Compensation Committee is set forth in the Compensation Committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•

discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our CEO and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and

•

produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.

For more information regarding the process and procedures regarding the determination of director compensation, see “Director Compensation” and such information regarding named executive officer compensation, see “Compensation Discussion and Analysis.”

The Compensation Committee consists of Mr. Head, Mr. Near and Ms. Sutton, and the chairperson is Mr. Near. Our Board of Directors has affirmatively determined that each of these Compensation Committee members meets the independence criteria applicable to directors serving on the Compensation Committee under NASDAQ and SEC rules. Our Board of Directors has adopted a written charter under which the Compensation Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at https://investors.potbelly.com/governance/governance-documents.

The Compensation Committee held three meetings during the fiscal year ended December 25, 2022.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 25, 2022. No directors served on our Compensation Committee in 2022 other than Mr. Head, Mr. Near and Ms. Sutton except for Marla Gottschalk and Benjamin Rosenzweig served on the Compensation Committee until the 2022 Annual Meeting of Stockholders when they did not stand for re-election to the Board of Directors.

Board’s Role in Risk Oversight

The Board is ultimately responsible for risk management oversight and is supported by a healthy infrastructure of committees, management, employees and outside advisors in the performance of this duty.

The Board’s standing committees support the Board by addressing various risks within their respective areas of responsibility. The Audit Committee assists the Board in its oversight of our risk management and the processes established to identify, measure, monitor, and manage risks, in particular major financial risks, cybersecurity and information technology. The Compensation Committee assesses risks arising from our compensation policies and practices. The Nominating and Corporate Governance Committee reviews risks related to our corporate governance structure and processes, including director qualifications and independence, succession planning relating to the Chief Executive Officer and the effectiveness of our Corporate Governance Guidelines. Each of the committees reports to the Board at quarterly meetings during which risks are discussed and assessed.

The Audit Committee also oversees enterprise risk management (“ERM”) for the Company. ERM is supported by senior management and other personnel from applicable functions of the Company. The Enterprise Risk Management Committee identifies current and potential risks facing the Company and ensures that actions are taken as and when appropriate to manage and mitigate those risks. The Audit Committee receives a comprehensive ERM report on a quarterly basis and discusses the results with the full Board, which is ultimately responsible for oversight of the Company’s ERM process, on an annual basis.

Management of the Company plays an important role in identifying and mitigating risks and presenting them to the Board and its committees. The Audit Committee receives reports from management, including the Chief Information Officer with respect to cybersecurity and information security issues, and the Chief Financial Officer with respect to financial risks, each of whom reports to the Audit Committee at least quarterly. In addition, in 2023, the Company appointed Ms. Dixon to serve as Chief Compliance Officer. Reporting to the Chief Executive Officer, the Chief Compliance Officer is responsible for oversight and management of legal, human resources and operational risks.

Each of the committees utilizes various outside advisors in assessing risk. Our Audit Committee receives guidance from our external auditors and our compensation consultant, Aon, supports the Compensation Committee, and our Nominating and Corporate Governance Committee receives guidance from our external legal advisor, among others. The committees leverage these advisors to respond to existing risks and to identify significant emerging risks on an ongoing basis.

The Board believes that its current leadership structure supports the risk oversight function of the Board. Having the roles of Chief Executive Officer and Chairman filled by separate individuals allows the Chief Executive Officer to lead senior management in its supervision of the Company’s day-to-day business operations, including the identification, assessment and mitigation of material risks, and allows the Chairman to lead the Board in its oversight of the Company’s risk assessment and risk management activities.

Policy for Director Recommendations

Our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to our Board regarding nominations of candidates for election as a director of the Company. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources. The committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals for the 2024 Annual Meeting” on page 64 of this Proxy Statement.

The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board and the Nominating and Corporate Governance Committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. Pursuant to the provisions of our Corporate Governance Guidelines, the Board will endeavor to reflect the diversity of Potbelly’s stockholders, employees and customers and the communities we serve. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly has used executive search firms, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors.

Communication with the Board

Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use her discretion to refrain from forwarding any correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

DIRECTOR COMPENSATION

Director Compensation Plan

Our Board of Directors approved a director compensation plan pursuant to the 2019 LTIP. Under the director compensation plan in effect for 2022, each non-employee director who was a member of the Board of Directors as of the 2022 Annual Meeting of Stockholders was eligible to receive $135,000 in annual compensation. Each non-employee director received (i) $60,000 payable in cash or restricted stock units (“RSUs”) at the option of the director (half of which was paid during the second fiscal quarter and half of which was paid during the fourth fiscal quarter); plus (ii) RSUs having a grant date Fair Market Value of $75,000 (with a grant date immediately after the 2022 Annual Meeting of Stockholders).

Pursuant to the director compensation plan, the non-executive Chairman of the Board receives an additional $80,000 retainer, the Audit Committee Chair receives an additional $15,000 retainer, the Compensation Committee Chair receives an additional $10,000 retainer, and the Nominating and Corporate Governance Chair receives an additional $7,500 retainer. The non-executive Chairman of the Board, the Lead Director (if applicable), the Audit Committee Chair, the Compensation Committee Chair and the Nominating and Corporate Governance Committee Chair will receive the following form of payment for such additional retainer: (i) cash in an amount equal to one-half of such additional retainer amount (half of which was paid during the second fiscal quarter and half of which was paid during the fourth fiscal quarter); plus (ii) RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date immediately after the 2022 Annual Meeting of Stockholders).

RSUs granted in 2022 shall vest one hundred percent (100%) on the first anniversary of the grant date.

2022 Director Compensation

The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2022:

Name (1)(2)	Fees Earned or Paid in Cash(2)	Stock Awards (3)	Total
Vann Avedisian	$—	$135,000	$135,000
Joseph Boehm	$—	$222,500	$222,500
Adrian Butler	$60,000	$75,000	$135,000
Marla Gottschalk	$—	$—	$—
David Head	$—	$135,000	$135,000
David Near	$—	$145,000	$145,000
David Pearson	$75,884	$92,979	$168,863
Benjamin Rosenzweig	$—	$—	$—
Todd Smith	$—	$135,000	$135,000
Jill Sutton	$8,384	$145,479	$153,863

(1)

Pursuant to our director compensation program in effect for 2022 described above under “Director Compensation Plan,” all non-employee directors received RSUs of the Company having a value of $75,000 at the time of grant plus an annual retainer of $60,000 payable in cash or RSUs at the option of the director. Mr. Boehm received an additional $7,500 retainer for his role as Chair of the Nominating and Corporate Governance Committee, in the form of RSUs. Mr. Pearson served as Audit Committee Chair and received an additional $15,000 retainer, in the form of 50% cash and 50% RSUs. Mr. Near served as Compensation Committee Chair and received an additional $10,000 retainer, in the form of RSUs.

(2)

Messrs. Avedisian, Boehm, Head, Near and Smith and Ms. Sutton chose to take all of their annual cash retainers in the form of RSUs. Ms. Sutton received a small cash payment as compensation for the period of her service on the Board prior to the 2022 term.

(3)

The following directors have unvested stock awards at December 25, 2022: Mr. Avedisian – 24,324; Mr. Boehm – 40,090; Mr. Butler – 13,513; Mr. Head – 24,324; Mr. Near – 26,126; Mr. Pearson – 16,753; Mr. Smith – 24,324; and Ms. Sutton – 26,212; each of which represents the RSU awards made by the Company in 2022, as discussed in footnote (1) above.

Director Stock Ownership Guidelines

The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects that all directors own, or acquire within five years of first becoming a director, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual retainer for directors (excluding any additional retainer received for service as Chairman of the Board or Lead Director, or as Chair of any Board committee) offered to directors (regardless of whether the director elects to receive such compensation in cash or equity). As of December 31, 2022, all directors met or exceeded the applicable stock ownership guidelines.

PROPOSAL 1

Election of Directors

Nine candidates will be elected at the Annual Meeting to serve for a one-year term that will expire at the 2024 Annual Meeting and until their successors shall have been elected and qualified. The election of directors requires the affirmative vote of a plurality of our shares of common stock present in person or by proxy at the Annual Meeting.

Our Board of Directors has nominated Vann Avedisian, Joseph Boehm, Adrian Butler, David Head, David Near, Dave Pearson, Todd Smith, Jill Sutton and Robert D. Wright for election as directors. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

In the Board’s view, the Board’s nominees possess the requisite experience and skills to successfully oversee the Company’s strategy and business. The Board, and its nominees, are dedicated to analyzing objectively the Company’s strategy, business operations, capital allocation and configuration, overseeing the CEO and CEO succession planning, risk and compliance and acting to maximize stockholder value.

For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.” The qualifications and experience of each nominee that led our Board and the Nominating and Corporate Governance Committee to conclude that such nominee should serve or continue to serve as director are discussed at the end of each of the nominees’ biographies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our Initial Public Offering and has also provided non-audit services from time to time.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

The following table sets forth the fees pertaining to audit services for the fiscal years ended December 25, 2022 and December 26, 2021 and for other services during those fiscal years:

	2022	2021
Audit fees (1)	$975,500	$842,403
Audit-related fees (2)	—	165,000
Tax fees (3)	300,305	333,085
All other fees (4)	1,895	1,895

Total fees	$1,277,700	$1,342,383

(1)

Audit fees include fees for audits of our annual financial statements and internal controls, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Audit-related fees in 2021 were comprised of fees for services performed in connection with other audit-related services and our filing of registration statements on Form S-8 and Form S-3.
(3)	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation, cost segregation study, and related tax advice.
(4)	All other fees relate to a subscription to an accounting research software.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the Company by Deloitte & Touche LLP in the fiscal years ended December 25, 2022 and December 26, 2021 and related fees were pre-approved by the Audit Committee. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to be available to respond to your questions.

They have advised us that they do not presently intend to make a statement at the Annual Meeting, although they will have the opportunity to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 25, 2022, the Audit Committee has (i) reviewed and discussed with management our audited consolidated financial statements as of December 25, 2022 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors of the Company that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 for filing with the SEC.

Dave Pearson, Chairperson

Vann Avedisian

Adrian Butler

PROPOSAL 3

Advisory Vote on a Resolution To Approve Our 2022 Named Executive Officer Compensation

We are asking stockholders to approve, on an advisory basis, a non-binding resolution (commonly referred to as a “say-on-pay” resolution) to approve the Company’s 2022 named executive officer compensation as reported in this Proxy Statement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in aligning the interests of our officer team with those of stockholders.

We have committed to holding say-on-pay votes at each year’s annual meeting. In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” headings of this proxy statement.”

This resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE RESOLUTION TO APPROVE OUR 2022 NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4

Summary of the Proposal

The Board recommends approval of the amendment of the 2019 LTIP solely to increase the number of shares available for grant under the 2019 LTIP, which, if approved by our stockholders, will be effective as of May 18, 2023. The 2019 LTIP was originally approved by our stockholders on May 16, 2019 and amended and restated on June 24, 2020, following approval by our stockholders. We are submitting the amendment of the 2019 LTIP to our stockholders for approval to increase the current share reserve under the 2019 LTIP by 1,100,000 shares. This is the only change we are proposing to the previously approved 2019 LTIP.

As of April 5, 2023, the latest practicable date prior to the publication of this Proxy Statement, there were approximately 1.3 million shares available for issuance under the existing 2019 LTIP. Of these available shares, approximately 400,000 shares are committed for distribution to directors, officers and employees on April 7, 2023 in accordance with the 2019 LTIP. The Board believes approval of the amendment of the 2019 LTIP is necessary to make available an adequate number of shares to enable us to continue to attract, retain and motivate our officers, employees and directors in a competitive market for talent.

We believe that equity awards are critical incentives to attracting, retaining and motivating our directors, officers and employees, and are an important way of ensuring the interests of our talent are aligned with Company goals and stockholder interests. The increase in the share reserve will enable us to continue to be able to grant equity awards authorized by the 2019 LTIP to deserving individuals and remain competitive with our industry peers. We believe the granting of equity awards in this way is a common compensation practice. If this proposal is not approved, we believe we would be at a significant disadvantage against our competitors who use this practice to attract, retain and motivate key employees. If we are unable to grant equity awards, we could be forced instead to increase cash compensation at a time when we are seeking to be careful in our uses of cash, reducing resources available to meet our other business needs.

A summary of the principal features of the 2019 LTIP is provided below. A copy of the amendment to the 2019 LTIP is included as Annex A to this Proxy Statement.

Background

The purpose of the 2019 LTIP is to (a) align the interests of our stockholders and the recipients of awards under the 2019 LTIP by increasing the proprietary interest of such recipients in our growth and success; (b) advance our interests by attracting and retaining qualified employees, outside directors and other persons providing services to us and/or our related companies; and (c) motivate such persons to act in the long-term best interests of our stockholders and our Company.

The only change to the 2019 LTIP included in the amendment of the 2019 LTIP is to authorize an increase in the overall limit on the number of shares that may be issued under the plan by an additional 1,100,000 shares.

If the amendment of the 2019 LTIP is not approved by our stockholders, we will continue to operate the 2019 LTIP in accordance with its existing terms.

As of December 25, 2022, six executive officers, eight non-employee members of the Board of Directors and approximately 32 other employees and consultants were eligible to participate in the 2019 LTIP.

Factors Considered in Setting Size of Requested Share Reserve

Equity is Essential to Talent Acquisition and Retention

The restaurant industry is intensely competitive with many well-established companies that compete directly and indirectly with us with respect to talent. The additional shares, if approved, would be used for grants not only to our executive officers, but also to recruit and retain employees in our corporate headquarters. We firmly believe that employees with a stake in the future success of our business are highly motivated to achieve long-term growth and are well-aligned with the interests of our other equity-holders to increase stockholder value. It is essential that we continue the use of equity compensation to better position us in the market and allow us to retain our skilled employees while attracting talented new employees to help us achieve our objectives, which include increasing stockholder value by growing the business. The use of shares would enable us to reduce cash compensation costs while leveraging equity to retain employees critical to the long-term success of the Company. Without the approval of an addition to our share reserve, we will be very challenged to continue to compete in this highly competitive market. This could ultimately result in the loss of critical talent and inhibit our ability to meet our future growth objectives.

The Size of Our Share Reserve Request is Reasonable

The Compensation Committee thoughtfully evaluated the appropriate number of shares for which to seek stockholder approval. The Compensation Committee considered historical grant and forfeiture levels, recent market prices of the Company’s shares and the anticipated use of stock awards as an incentive and retention tool. The Compensation Committee is committed to being careful stewards of stockholder capital.

If our request to approve the amendment of the 2019 LTIP is approved, we will have approximately 2 million shares available for grant after May 18, 2023. Based on our historical usage and forfeiture and forecasts of annual usage, we currently anticipate that this reserve will be a sufficient amount of equity for attracting, motivating and retaining employees, directors and consultants for approximately three years.

We Have Responsibly Managed Our Annual Burn Rate

Our Compensation Committee takes a thoughtful approach to managing our dilution and annual burn rate usage levels, taking into account business needs, competitive market practices, and our broader human capital management strategy. Our annual burn rates in 2020, 2021, and 2022 were 12.9%, 2.8%, and 2.7%, respectively, calculated for each year as the number of shares issuable pursuant to equity awards granted in such year divided by the respective weighted-average common shares outstanding during 2020, 2021 and 2022. During 2020, the social and regulatory pressures of the COVID-19 pandemic reduced the availability of cash to recruit, retain and motivate our employees, including our named executive officers. As a result, the compensation we offered to recruit and retain certain of our NEO during 2020 was comprised more heavily of equity awards than cash to help us secure talent while protecting limited cash reserves. In particular, as noted below under “CEO Employment Agreement,” Mr. Wright was paid an initial base salary of $1.00 in cash for the period commencing on July 20, 2020 through June 30, 2021, and received equity awards of $2,206,000. We believe the equity awards we granted to our NEOs in 2020 helped recruit a management team that has contributed to improved sales and shop margin expansion, as well as increased total shareholder return. Going forward, we expect our annual burn rate to remain at the more normalized usage rates of the last two years, absent any other extraordinary circumstances, such as we faced in 2020.

Our Current Equity-Pay Mix Aligns Executive Incentives with Stockholder Gains

Our executive compensation consists of base salary payable in cash, annual cash bonuses based on the performance of each executive as well as that of the Company, and long-term incentives payable in the form of equity awards. Our long-term performance based equity incentive award mix for executive officers is currently 50% performance stock units and 50% restricted stock units. We believe these equity awards provide effective incentives to motivate our executives to take actions designed to increase our stock price. If we are unable to offer equity awards to new and existing executives, we may need to increase the cash component of our compensation.

Promotion of Good Corporate Governance Practices

The 2019 LTIP includes a number of responsible corporate governance provisions. These include, but are not limited to, the following:

Element	Description
No “Evergreen”	The 2019 LTIP does not include an “evergreen” feature pursuant to which the reserve of shares authorized for issuance would be automatically replenished periodically.

No Liberal Share Recycling	Shares delivered to or withheld by the Company to pay the exercise price of an option or stock appreciation right or to pay the withholding taxes with respect to an award may not be made available again under the 2019 LTIP.

Minimum 1-Year Vesting Requirement	Except for (a) awards granted under the 2019 LTIP with respect to shares of common stock which do not exceed, in the aggregate, five percent of the total number of shares of common stock reserved for issuance pursuant to the 2019 LTIP, (b) awards granted in lieu of other compensation, and (c) awards that are a form of payment of earned performance awards or other incentive compensation provided that the performance period relating to such performance or incentive awards was at least one year, if a participant’s right to become vested in an award is conditioned on the completion of a specified period of service with us or our affiliates being required, then the required period of service shall be at least one year, except if accelerated in the event of the participant’s death or disability, or involuntary termination.

Clawback	In the event that the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement as a result of any gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct by an executive officer, the result of which is that any performance-based compensation received by such executive officer during the three-year period preceding the publication of the restated financial statement would have been lower had it been calculated based on such restated results, the Compensation Committee may seek to recover the excess of the incentive compensation paid to the executive based on the erroneous data.

Limitation on Awards to Non-Employee Directors	The aggregate value of all awards granted under the 2019 LTIP to any non-employee director shall not exceed (a) $300,000 in total value in any one calendar year or (b) in the event such outside director is first appointed or elected to the Board in such calendar year, $400,000 in total value.

No Repricing	Other than in connection with certain corporate events where a reduction in exercise price is necessary to preserve the benefits or prevent the enlargement of benefits of awards under the 2019 LTIP (such as a stock split), we may not, without stockholder approval, reduce the exercise price of a stock option or stock appreciation right or exchange a stock

Element	Description
option or stock appreciation right for a new award with a lower exercise price or a full value award.

No Transferability	Awards may not be transferred, except by will or the laws of descent and distribution, or, unless otherwise provided by the Compensation Committee, pursuant to a qualified domestic relations order or to or for the benefit of the participant’s family.

No Single-Trigger Vesting	The 2019 LTIP does not provide for automatic vesting of awards upon a change in control.

No 280G Excise Tax Gross Ups	The 2019 LTIP does not provide for 280G tax gross-ups to officers, non-employee directors or other plan participants.

Summary of the 2019 LTIP

Administration. The 2019 LTIP generally is administered by the Compensation Committee of our Board. The Compensation Committee selects award recipients under the 2019 LTIP who will thereby become participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, not inconsistent with the 2019 LTIP. The Compensation Committee also has the authority to conclusively interpret the 2019 LTIP. Subject to the applicable securities exchange rules and applicable law, the Compensation Committee may delegate all or any portion of its responsibilities or powers under the 2019 LTIP to persons selected by it.

Authorized Shares. If stockholder approval of the 2019 LTIP is obtained, the total number of shares that will be available for issuance under the 2019 LTIP will be equal to approximately 2 million shares. Shares of stock covered by an award will only be counted to the extent that they are actually used. Shares subject to substitute awards (i.e., awards or shares granted in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by us or any of our affiliates) will not be counted against the shares reserved for issuance under the 2019 LTIP. Any shares of our common stock that (1) are subject to an award under the 2019 LTIP or (2) are subject to awards that were granted under the prior plan and that are outstanding on the approval date, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash (collectively referred to as “Recycled Shares”) will be again available for grant under the 2019 LTIP. Recycled Shares shall be added back to the number of shares of common stock reserved for issuance under the 2019 LTIP on the same basis that they were charged to the number of shares reserved for issuance under the 2019 LTIP or the prior plan, as applicable, at the time the award relating thereto was granted. The following shares of common stock may not again be made available for issuance under the 2019 LTIP: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding award; (ii) shares delivered to or withheld to pay the exercise price of an option or Stock Appreciation Right (“SAR”) or to pay the withholding taxes with respect to an award; (iii) shares of common stock repurchased on the open market with the proceeds of the exercise price of an option; or (iv) shares subject to substitute awards.

Additional Limits. No more than 1,200,000 shares of common stock may be subject to incentive stock options (“ISOs”) granted under the 2019 LTIP. The aggregate value of all awards granted under the 2019 LTIP to any outside director for any calendar year shall not exceed (y) $300,000 in total value or (z) in the event such outside director is first appointed or elected to the Board in such calendar year, $400,000 in total value.

Adjustments. In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects our common stock such that the Compensation Committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the 2019 LTIP, the Compensation Committee will make adjustments to awards in a manner that it determines to be equitable in its discretion. Actions that the Compensation Committee may take are: (i) adjustment of the number and kind of shares which may be delivered under the 2019 LTIP (including adjustments to the individual limitations described above); (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Compensation Committee determines to be equitable, which may include, without limitation, (A) replacement of awards with other awards which the Compensation Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment may be the excess of the value of the shares of common stock subject to the option or SAR at the time of the transaction over the exercise price.

Eligibility. The Compensation Committee may grant awards under the 2019 LTIP to any officer, director, employee, consultant, independent contractor or agent of the Company and/or a related company, and persons who are expected to become an officer, director, employee, consultant, independent contractor or agent of the Company or a related company. Awards to a person who is expected to become a service provider to the Company or a related company cannot be effective prior to the date on which such person’s service begins. ISOs may only be granted to employees of the Company and its corporate related companies which satisfy certain requirements of the Internal Revenue Code of 1986, as amended (the “Code”). As of April 5, 2023, we had approximately 38 employees and eight directors, all of whom would be eligible to participate in the 2019 LTIP if selected by the Compensation Committee.

Types of Awards. The 2019 LTIP will provide for grants of options (including nonqualified stock options (“NQOs”) and ISOs), SARs, and Full Value Awards.

1.

Options and SARs. The Compensation Committee may grant options to purchase shares of common stock, which options may be either ISOs or NQOs. ISOs may only be granted to employees of us and our permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An option that does not satisfy the requirements for an ISO will be treated as a NQO and an option will be deemed to be an NQO unless it is specifically designed as an ISO. An SAR entitles the participant to receive (in shares of common stock or cash) an amount that is equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the exercise price of the SAR. The exercise price of an option or SAR must be no less than the fair market value of a share of common stock on the date the option or SAR is granted. Except for reductions approved by our stockholders or adjustments for business combinations, the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to us as consideration for the grant of a replacement option or SAR with a lower exercise price or a Full Value Award. In addition, except as approved by our stockholders, no option granted under the 2019 LTIP may be surrendered to us in consideration of a cash payment if, at the time of such surrender, the exercise price of the option is greater than the then fair market value of a share of common stock. Except as provided by the Compensation Committee at the time of grant, an option or SAR will expire on the earliest to occur of the following (i) the one-year anniversary after the participant’s employment or service terminates for death or disability (as defined in the 2019 LTIP), (ii) the three-month anniversary after the participant’s employment or service terminates other than for death, disability or cause (as defined in the 2019 LTIP), or (iii) the day preceding the date on which the participant’s employment or service terminates for cause. In any event, an option or SAR will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the common stock is listed).

2.

Full Value Awards. A Full Value Award is a grant of one or more shares of common stock or a right to receive one or more shares of common stock in the future (including restricted stock, restricted stock units, performance stock and performance stock units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Compensation Committee or in consideration of a participant’s previously performed services or surrender or other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Compensation Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not been earned or vested.

Special Vesting Rules. Except for (a) awards granted under the 2019 LTIP with respect to shares of common stock which do not exceed, in the aggregate, five percent of the total number of shares of common stock reserved for issuance pursuant to the 2019 LTIP, (b) awards granted in lieu of other compensation, and (c) awards that are a form of payment of earned performance awards or other incentive compensation provided that the performance period relating to such performance or incentive awards was at least one year, if a participant’s right to become vested in an award is conditioned on the completion of a specified period of service with the us or our affiliates being required, then the required period of service shall be at least one (1) year, except if accelerated in the event of the participant’s death or disability, or involuntary termination.

Transferability. Awards under the 2019 LTIP generally may not be transferred except through will or by the laws of descent and distribution; provided, however, that unless otherwise provided by the Compensation Committee, awards (other than an ISO) may be transferred to or for the benefit of the participant’s family (including, without limitation, to a trust or partnership for the benefit of a participant’s family) in accordance with rules established by the Compensation Committee.

Change in Control. In the event that (i) a participant is employed or in service on the date of a Change in Control (as defined in the 2019 LTIP) and the participant’s employment or service, as applicable, is terminated by us, our successor or a related company that is the participant’s employer for reasons other than cause (as defined in the 2019 LTIP) within 24 months following the Change in Control, or (ii) the 2019 LTIP is terminated by us or our successor following a Change in Control without provision for the assumption, continuation or substitution of outstanding awards under the 2019 LTIP, all options, SARs and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested; provided, however, that all awards with conditions and restrictions relating to the attainment of performance goals shall become vested assuming the higher of (A) achievement of all relevant performance goals at the target level of performance (pro-rated based upon the length of time within the performance period that has elapsed prior to the Change of Control) or (B) actual achievement of the performance goals as of the date of the Change of Control. A participant’s employment or service will be deemed to have been terminated by us or our successor for reasons other than for cause if the participant terminates employment or service after a substantial adverse alteration in the nature of the participant’s status or responsibilities from those in effect immediately prior to the Change in Control or a material reduction in the participant’s annual base salary and target bonus, or in the case of an outside director his annual compensation, as in effect immediately prior to the Change in Control. Special rules apply if, upon a Change in Control, awards in other shares or securities are substituted for outstanding awards under the 2019 LTIP and if, immediately prior to the Change in Control, the participant becomes an employee or a director of, as applicable, the successor to us.

Amendment and Termination. The Board may, at any time, amend or terminate the 2019 LTIP, and the Board or the Compensation Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the 2019 LTIP prior to the date such amendment is adopted by the Board (or the Compensation Committee, if applicable). Adjustments to the 2019 LTIP and awards on account of business transactions (as described above) are not subject to the foregoing prohibition. The provisions of the 2019 LTIP that prohibit repricing of options and SARs or exchanges of an option or SAR for another award or cash payment if the exercise price is below fair market value on the date of the repricing or exchange cannot be amended unless the amendment is approved by our stockholders. No other amendment may be made to the 2019 LTIP without approval of our stockholders if such approval is required by law or the rules of any stock exchange on which the stock is listed.

U.S. Federal Income Tax Implications of the 2019 LTIP

The discussion that follows is a summary, based on U.S. federal tax laws and regulations presently in effect, of some significant U.S. federal income tax considerations relating to awards under the 2019 LTIP. The applicable laws and regulations are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2019 LTIP. This summary does not discuss state, local or foreign laws.

Stock Options. The tax treatment of a stock option depends on whether the option is an NQO or an ISO.

The grant of an NQO will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares of common stock, and we will be entitled to a corresponding deduction.

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us and our eligible subsidiaries (determined under tax rules) during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of common stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of common stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price.

Special rules apply if an option is exercised through the exchange of previously acquired stock

SARs. A participant will not be deemed to have received any income upon the grant of a SAR. Generally, when a SAR is exercised, the excess of the market price of common stock on the date of exercise over the exercise price will be taxable to a participant as ordinary income. We are entitled to a deduction in the year of exercise equal to the amount of income taxable to the individual.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Section 280G. Compensation to certain employees resulting from the earning or vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2019 LTIP. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2019 LTIP, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE 2019 LTIP.

EXECUTIVE OFFICERS

In addition to Robert D. Wright, our President and CEO, whose biography is included under the heading “Director Biographies,” our executive officers, their ages as of December 25, 2022, and a brief account of their business experience follows.

STEVEN CIRULIS Senior Vice President, Chief Financial Officer and Chief Strategy Officer Age: 52
A Wreck

Experience

Steven Cirulis has been our Senior Vice President, Chief Financial Officer and Chief Strategy Officer since April 2020. Mr. Cirulis previously served in a strategic planning, finance and analytical consulting role for the Company from December 2019 until his appointment as Chief Financial Officer in April 2020. Prior to that, Mr. Cirulis served as Senior Vice President, Strategic Projects at Panera Bread from April 2017 to July 2018. Prior to his role at Panera Bread, Mr. Cirulis was the Global Vice President, Corporate Strategy, at McDonald’s Corporation from August 2011 to September 2016. Prior to joining McDonald’s, Mr. Cirulis was the Senior Director of Strategy, Business Development and Insights, for Gap Brand at Gap, Inc. from October 2006 to May 2011.

ADAM NOYES Senior Vice President, Chief Operating Officer Age: 53
A Wreck

Experience

Adam Noyes has been our Senior Vice President since August 2020 and Chief Operating Officer since January 2023 (having previously served as our Chief Operations Officer from August 2020 to January 2023). Prior to joining Potbelly, Mr. Noyes held various roles of increasing responsibility at Checkers and Rally’s from April 1991 through December 2019, including serving as Chief Administrative Officer and Executive Vice President from 2016 to 2019.

ADIYA DIXON Chief Legal Officer, Chief Compliance Officer and Secretary Age: 44
Apple Walnut Salad

Experience

Adiya Dixon has been our Chief Legal Officer and Secretary since December 2020, has served as our Chief Compliance Officer since March 2023 and oversees all legal matters of the Company. Prior to joining Potbelly, Ms. Dixon worked as an attorney at AAD Squared, a legal consulting firm, from February 2020 to December 2020. In July 2018, Ms. Dixon founded Yubi Beauty, an e-commerce consumer products company and served as President from its inception through November 2020. Prior to founding Yubi Beauty, Ms. Dixon was employed by Wendy’s International, which owns and operates a chain of quick service restaurants, serving as Director, International Counsel from July 2016 to July 2018 and Director, Corporate Counsel from October 2013 to July 2016.

JEFFREY DOUGLAS Senior Vice President, Chief Information Officer Age: 51
A Wreck with mustard

Experience

Jeffrey Douglas has been our Senior Vice President and Chief Information Officer since September 2019. Mr. Douglas joined Potbelly from Levy Restaurants, where he served as the Senior Vice President of Information Technology from February 2016 through September 2019. Prior to Levy, Mr. Douglas was the Vice President of Technology for The Options Clearing Corporation from December 2000 to January 2016.

LARRY STRAIN Chief Development Officer Age: 49
Italian

Experience

Larry Strain has been our Chief Development Officer since May 2021. Mr. Strain is a founding partner of Restaurant Development Experts, a consulting firm providing store development advice to multi-unit restaurants around the United States, which he co-founded in January 2018. Mr. Strain served as Chief Development Officer for INQUE, a retailer, from July 2018 to March 2020 and as Senior Vice President of Real Estate and Store Development for Global Partners, LP, a retailer, from January 2015 to January 2018.

DAVID DANIELS Chief Marketing Officer Age: 51
Italian with hot peppers

Experience

David Daniels has been our Chief Marketing Officer since August 2021. Prior to joining Potbelly, Mr. Daniels served as Senior Vice President of Marketing at The Food Hall Co., a developer and operator of food halls, from October 2018 to August 2021. Prior to that, Mr. Daniels served as Vice President of Marketing at Pizza Hut, a QSR brand, from March 2015 to March 2018. Prior to his time at Pizza Hut, Mr. Daniels served in various marketing and sales leadership roles at Anheuser-Busch InBev from 1993 to December 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation setting process; our executive compensation program components; and the decisions made with respect to the 2022 compensation of each of our Named Executive Officers (“NEOs”). For 2022, our NEOs were:

•	Robert D. Wright, President and CEO

•	Steven Cirulis, Senior Vice President, Chief Financial Officer and Chief Strategy Officer

•	Adam Noyes, Senior Vice President and Chief Operating Officer

•	Jeffrey Douglas, Senior Vice President and Chief Information Officer

•	Adiya Dixon, Chief Legal, Chief Compliance Officer and Secretary

Executive Summary

Performance Overview for 2022

During 2022, we had positive sales momentum and results from the implementation of our “Traffic-Driven Profitability” Strategic Plan that was announced in 2020. While we experienced higher operating costs as a result of shortages in labor and wage and inflationary pressure due to the macroeconomic environment, our management team was able to accomplish the following:

Financial and Operational Performance

•	Strengthened revenue growth across all shop types, supporting same store sales growth of 18.5% in 2022.

•	Improved Adjusted EBITDA significantly to $15.7 million compared to Adjusted EBITDA of $0.5 million in 2021.

•

Achieved record average unit volume sales (“AUVs”) driven by traffic growth, operations strength, strategic price increases, marketing effectiveness, accelerated performance at CBD and airport shops, as well as strength in the catering channel.

•

Continued momentum towards long-term franchising goals with Shop Development Area Agreements (SDAAs) for 51 new shop commitments signed over the next 7 to 8 years, and significant expansion of the pipeline for potential franchisees.

•	Ongoing success of enhanced marketing and digital efforts, as well as promotional activity including LTOs and digital offerings, driving customer acquisition and loyalty.

•	Furthered operational efficiencies through improved staffing and training, increased throughput and significant improvement in customer satisfaction scores.

•	Expanded testing and implementation of Potbelly Digital Kitchen (PDK) in both company owned and franchise shop locations, improving in-shop operations, processes and customer experiences.

Our incentive compensation plans worked as intended in 2022. The payouts under those plans were strongly aligned with our financial and stock price performance – demonstrating our commitment to structure an executive compensation program that pays for performance.

Compensation Philosophy and Objectives

Our compensation philosophy is to pay for performance, rewarding employees when challenging performance targets are met. Following are key components of our philosophy:

•	Our compensation programs are designed to ensure alignment of interests between the management team and stockholders.

•	Merit increases, annual incentive compensation, equity awards, and incremental paid time off are all tied to performance and results.

•

Our pay program is designed to compensate employees commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets, and demonstrates our values.

•	All of our compensation programs are designed to enhance our ability to attract, retain, motivate and reward employees for strong performance in a competitive environment.

Executive pay is tied to both the Company’s and the individual’s annual performance. Merit increases, annual incentive compensation and equity compensation, when granted, are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the Compensation Committee. The employment agreements of our named executive officers specify each executive’s annual incentive award target under our current annual incentive program. In addition, at the discretion of the Compensation Committee in the case of our CEO, and at the discretion of our CEO and upon the approval of the Compensation Committee in the case of our other executive officers, there may be an increase or decrease applied to the annual incentive awarded to an executive, including the other named executive officers, in order to account for exceptional circumstances. However, it is anticipated that additional incentives would only be awarded under unusual circumstances to further the objectives of our compensation program.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

Element	Form	Objectives and Basis
Base Salary	Cash	Attract and retain highly qualified executives. Determined based on the responsibilities of the position within the Company, the executive’s experience, and external market data.

Annual Incentive Plan	Cash	Determined under our company-wide Annual Incentive Plan, which provides for variable payouts based on financial performance against pre-established adjusted EBITDA and same-store sales targets.

Long-Term Incentive	RSUs, PSUs and PPSUs	Aligns the incentives of our executive officers with stockholder interests and rewards the creation of stockholder value; retain executives through long-term vesting.

Other Compensation Policies. In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. Our officers also receive certain limited perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives. These perquisites have been identified in the “Summary Compensation Table.” We also provide sign-on bonuses and new-hire equity awards (subject to a time-based vesting period) when the Compensation Committee determines it is necessary and appropriate to advance the Company’s interests, including to attract top-executive talent from other companies. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join the Company.

Our Executive Compensation Process

Compensation for our executive officers is comprised of base salary, target value of long-term incentive awards, and target annual incentive compensation. Executive compensation is designed to be competitive with peer companies and market data, as explained below under “Role of Market Data and Our Peer Group.”

Roles and Responsibilities of the Compensation Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation.

Compensation Committee

In accordance with its obligations as set forth in its amended and restated charter, the Compensation Committee retains an independent Consultant and counsel to assist it in evaluating compensation as well as working with the CEO and the Chief Financial Officer to set performance goals. The Compensation Committee determines and approves executive compensation (other than CEO compensation) annually, with base salaries, annual incentive payments (for performance the prior fiscal year), and performance goals for long-term incentive grants approved during the first half of the fiscal year.

Compensation Consultant

In 2022, the Compensation Committee again retained the Rewards Solutions practice at Aon plc (“Aon”) to provide executive compensation consulting services. Aon attended Compensation Committee meetings when requested and worked as directed to gather and review information to support the Compensation Committee in carrying out its obligations. Aon also advised the Compensation Committee on the appropriateness and competitiveness of our compensation programs relative to market practice, our strategy and our internal processes. This process allows the Compensation Committee to consider comprehensive information, including the Company’s performance and each named executive officer’s individual performance during the prior fiscal year, when making final compensation decisions.

CEO

Mr. Wright, our CEO, and other members of the management team support the Compensation Committee in the executive compensation process and regularly attend portions of committee meetings. Mr. Wright provides the Compensation Committee with his perspective regarding the performance of his executive leadership team, including the other named executive officers. Mr. Wright makes recommendations to the Compensation Committee on the full range of annual executive compensation decisions, except with regard to his own compensation. In accordance with NASDAQ rules, Mr. Wright was not present when his compensation was being discussed and did not vote on executive compensation matters, and neither Mr. Wright nor other members of management attended executive sessions of the Compensation Committee.

Role of Market Data and Our Peer Group. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data. Our market for executive recruiting is generally other restaurant or retail companies. In evaluating the competitiveness of our executive compensation program, we compare our executive’s compensation against the restaurant industry, specifically the limited-service restaurant segment, and national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off.

While the Compensation Committee considers compensation data of the Company’s peer group as one of multiple reference points used to evaluate our executive compensation programs, the Compensation Committee does not explicitly benchmark our executive officer’s compensation to the peer group.

2022 Peer Group. Our peer group consists of casual dining, fine dining, quick casual and quick service restaurants with similar market capitalization and revenue. The Compensation Committee and independent directors considered the peer group in connection with their fiscal year ended December 25, 2022 executive compensation decisions. The Compensation Committee reviews the composition of the peer group periodically and will make adjustments to the peer group in response to changes in the size of business operations of the Company and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the restaurant industry becoming public. The table below lists the companies that were considered during the fiscal year ended December 25, 2022 which remains consistent with prior years.

Casual Dining

Ark Restaurants Corp.

Chuy’s Holdings, Inc.

Denny’s Corporation

J. Alexander’s Holdings, Inc.

Luby’s Inc.

Fine Dining

Ruth’s Hospitality Group, Inc.

Quick Casual

Fiesta Restaurant Group, Inc.

Noodles & Company

Quick Service

El Pollo Loco Holdings, Inc.

Del Taco Restaurants, Inc.

Base Salary

The Compensation Committee generally reviews, and approves adjustments to, base salaries annually. In February 2022, the Compensation Committee reviewed the base salaries for the Company’s senior leadership team, taking into account individual and Company performance among other factors. After considering recommendations from the Chief Executive Officer and the Company’s compensation consultant, Aon, the Compensation Committee recommended salary increases of $40,000 for Ms. Dixon, $17,255 for Mr. Cirulis, $24,000 for Mr. Noyes and $12,240 for Mr. Douglas, and such increases were approved by the Board in February 2022.

Annual Incentive Plan

The Company has established the Support Center Annual Incentive Plan to provide annual cash incentive compensation to executives in its corporate offices (the “Support Center”). The graphic below illustrates the weighting of the metrics and the calculation of the objective component of the Annual Incentive Plan.

This plan sets a threshold, target, stretch and maximum payout level for each of these metrics applicable to all executive officers, and the amounts paid are based on the actual results achieved by the Company. The targets are set for the year by the Compensation Committee based on recommendations from the CEO and the Chief

Financial Officer and are communicated to executives at the beginning of each year. In 2022, the Compensation Committee determined to (i) increase the maximum payout level to 200% of target rather than 150% of target to reward employees for exceptional levels of performance and achieving challenging performance targets, based on competitive market data and (ii) add an additional stretch level at 150% of target to reward employees when the Company exceeds target performance but does not achieve the now more challenging maximum performance targets.

The threshold, target, stretch and maximum criteria and actual fiscal year ended December 25, 2022 results for Adjusted EBITDA and Same Store Sales are as follows.

	Threshold (50%)	Target (100%)	Stretch (125%)	Stretch (150%)	Maximum (200%)	2022 Actual Performance	Achievement Percentage	Weight	Payout Percentage
Adjusted EBITDA (in millions)	$10.174	$16.024	$17.024	$18.024	$21.024	$15.740	96%	70%	67%
Same Store Sales	11.4%	16.3%	17.6%	18.8%	21.3%	18.5%	145%	30%	44%

The chart below sets forth the threshold, target, stretch and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2022 which remain consistent with our 2021 percentages, together with the actual bonus levels to be paid to our NEOs, based on actual Company results.

	Threshold	Target	Stretch	Maximum	Bonus Earned
Named Executive Officer					(%) of Target	($)
Robert D. Wright	60% of base salary	115% of base salary	—	200% of base salary	111%	$925,463
Steven Cirulis	30% of base salary	60% of base salary	75% of base salary	90% of base salary	111%	$336,219
Adam Noyes	30% of base salary	60% of base salary	75% of base salary	90% of base salary	111%	$336,219
Jeffrey Douglas	30% of base salary	60% of base salary	75% of base salary	90% of base salary	111%	$211,948
Adiya Dixon	30% of base salary	60% of base salary	75% of base salary	90% of base salary	111%	$233,100

Long-Term Incentive Awards

Long-term incentive awards are currently granted under our 2019 LTIP. The 2019 LTIP is administered by the Compensation Committee. Equity awards represent an important component of our named executive officer compensation. The equity mix for executive officers is 50% performance stock units and 50% restricted stock units. The graphic below illustrates the weighting of the metrics and the calculation of the long-term incentive award.

Performance Stock Units

Annual performance stock units were granted to our named executive officers on April 1, 2022. The number of Target PSUs that shall become earned and vested pursuant to this award will be determined and shall be based on (i) the Base Price as compared to the Target Stock Price as of April 1, 2025 or (ii) the relative Total Shareholder Return (TSR) metric vs. the Russell 3000 Travel & Leisure Index (T&L Index). The performance period is from April 1, 2022 to April 1, 2025. If either of the performance criteria are satisfied, the award will vest based on the percentages indicated in the chart below. The vesting date for these performance stock units is April 1, 2025. The table below outlines the share price achievement levels for the performance period.

	Threshold Grant Value (50%)	Target Grant Value (100%)	Target Grant Value (150%)	Max Grant Value (200%)
Target Stock Price Per Share	$6.70	$8.37	$9.77	$13.95
Relative TSR Percentile Performance vs. T&L Index	>40th Percentile	>66th Percentile	>78th Percentile	>90th Percentile

The number of performance stock units granted to our named executive officers in 2022 are reflected in the “Grants of Plan-Based Awards” table on page 44.

Restricted Stock Units

Annual restricted stock units were granted to our named executive officers on April 1, 2022. The restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

The number of restricted stock units granted to our named executive officers in 2022 are reflected in the “Grants of Plan-Based Awards in 2022” table on page 44.

Other Plans

Our NEOs are eligible to participate in our 401(k) plan. The Company matches 50% of the contributions that our employees, including our NEOs, make to the 401(k) plan, with a maximum matching contribution of $3,000 per year. The Company established in fiscal 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer a portion of their base salary and variable compensation each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our NEOs, make to the deferred compensation plan, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year.

Anti-Hedging Policy

Under the Company’s Anti-Hedging Policy, our directors, officers and employees are prohibited from engaging in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership or interest in or to any securities of the Company, including without limitation outstanding stock options, deferred share units, restricted share units, or other compensation awards the value of which are derived from, referenced to or based on the value or market price of securities of the Company. Prohibited transactions include the purchase by a director, officer or employee of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawbacks and Forfeiture Provisions

On October 2019, the Company adopted an executive compensation recoupment policy that provides for the potential recoupment of any incentive-based award paid to all current and former executive officers. In the event that the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement as a result of any gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct by an executive officer, the result of which is that any performance-based compensation received by such executive officer during the three-year period preceding the publication of the restated financial statement would have been lower had it been calculated based on such restated results, the Compensation Committee may seek to recover the excess of the incentive compensation paid to the executive based on the erroneous data.

Employment Agreements

The following is a summary of the employment agreements the Company has entered into with certain of the named executive officers.

CEO Employment Agreement

The Company entered into an employment agreement with Mr. Wright (the “Wright Agreement”) with a term commencing on July 20, 2020 and ending on July 20, 2023 (unless terminated earlier in accordance with its terms). Under the Wright Agreement, Mr. Wright was paid an initial base salary of $1.00 for the period commencing on July 20, 2020 through June 30, 2021, which increased to an annual base salary of $650,000. Mr. Wright received a cash sign-on bonus of $400,000 on July 1, 2021. The Wright Agreement also provided, among other things, that: (i) Mr. Wright was eligible to receive an annual cash incentive for each calendar year beginning with calendar year 2021, based on satisfaction of performance conditions as determined in the sole discretion of the Board of Directors of (A) sixty percent (60%) of his base salary at the threshold level of performance, (B) one hundred and fifteen percent (115%) of his base salary at the target level of performance, and (C) two hundred percent (200%) of his base salary at the maximum level of performance. Mr. Wright is also eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers, and the Company will reimburse all reasonable business expenses incurred by Mr. Wright in performing services to the Company.

On November 2, 2022, the Company and Mr. Wright entered into an amendment to the Wright Agreement (the “Amended Wright Agreement”) which, among other things, (i) extended Mr. Wright’s term of employment to December 31, 2025, (ii) increased Mr. Wright’s base salary to $725,000 effective on January 1, 2023, (iii) provides that Mr. Wright is eligible to receive an annual bonus in an amount equal to 50%, 115% or 200% of Mr. Wright’s annual base salary based on satisfaction of performance conditions as determined in the sole discretion of the Board of Directors, (iv) provides that Mr. Wright is eligible to receive an annual grant of restricted stock units with a value equal to $500,000, which will vest in monthly installments over three years, (v) provides that Mr. Wright is eligible to receive an annual grant of performance stock units with a value of $500,000, which shall vest pursuant to the 2019 LTIP, (vi) provides that Mr. Wright is eligible to receive an annual grant of price performance stock unit awards with a value equal to $500,000, which will vest in three installments if the 45-day volume weighted average price of a share of common stock of the Company exceeds (a) $8.00, (b) $10.00 and (c) $12.00. Under the Amended Wright Agreement, in the event Mr. Wright’s employment is terminated (a) prior to December 31, 2025 without cause or termination by Mr. Wright for good reason, any unvested portion of price performance stock units will remain eligible to vest for 90 days following the termination date or (b) after December 31, 2025 for any reason other than cause, death or disability and Mr. Wright assists the Board with the transition of his position, all outstanding performance stock units and price performance stock units will continue to vest subject to the terms of the awards. In the event of a change of control, the Amended Wright Agreement provides for the vesting of all unvested restricted stock units and all or some portion of the performance stock units and price performance stock units.

Mr. Wright is also entitled to receive severance upon his agreement to a general release of claims in favor of the Company following termination of employment as described in more detail below under “Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control.”

Other Current NEO Employment Agreements

Cirulis Employment Agreement. On April 6, 2020, the Company entered into an employment agreement with Mr. Cirulis (the “Cirulis Agreement”). Under the Cirulis Agreement, Mr. Cirulis will be paid an annual base salary and also provides, among other things, that: (i) Mr. Cirulis is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) Mr. Cirulis is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Cirulis in performing services to the Company; and (iv) Mr. Cirulis will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Cirulis will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. In January 2023, the Committee approved an increase to Mr. Cirulis’ annual cash incentive target rate from 60% to 65%.

Noyes Employment Agreement. On August 28, 2020, the Company entered into an employment agreement with Mr. Noyes (the “Noyes Agreement”). Under the Noyes Agreement, Mr. Noyes will be paid an annual base salary and also provides, among other things, that: (i) Mr. Noyes is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Mr. Noyes is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Noyes in performing services to the Company; and (iv) Mr. Noyes will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Noyes will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers. In January 2023, the Committee approved an increase to Mr. Noyes’ annual cash incentive target rate from 60% to 65%.

Douglas Employment Agreement. On September 3, 2019, the Company entered into an employment agreement with Mr. Douglas (the “Douglas Agreement”). Under the Douglas Agreement, Mr. Douglas will be paid an annual base salary and also provides, among other things, that: (i) Mr. Douglas is eligible to receive an annual cash incentive at a target rate of 60% of his base salary based on the attainment of mutually agreed upon performance goals; (ii) Mr. Douglas is eligible for annual equity grants as determined by the Compensation Committee; (iii) the Company shall reimburse all reasonable business expenses incurred by Mr. Douglas in performing services to the Company; and (iv) Mr. Douglas will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Mr. Douglas will also be eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

Dixon Employment Agreement. On November 11, 2020, the Company entered into an employment agreement with Ms. Dixon (the “Dixon Agreement”). Under the Dixon Agreement, Ms. Dixon will be paid an annual base salary and also provides, among other things, that: (i) beginning in calendar year 2021, Ms. Dixon is eligible to receive an annual cash incentive at a target rate of 60% of her base salary based on the attainment of mutually agreed upon performance goals; (ii) beginning in calendar year 2021, Ms. Dixon was eligible for annual equity grants as determined by the Compensation Committee; and (iii) Ms. Dixon will be entitled to severance and change of control benefits under certain circumstances following termination of employment. Also beginning in calendar year 2021, Ms. Dixon was eligible to participate in all customary employee benefit plans or programs of the Company generally made available to the Company’s senior executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

David Near, Chairperson

David Head

Jill Sutton

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation for the years ended December 25, 2022, December 26, 2021, and December 27, 2020 earned by our named executive officers which for the year ended December 25, 2022 includes (i) our principal executive officer, (ii) our principal financial officer and (iii) our next three most highly compensated executive officers who were serving as executive officers as of December 25, 2022.

Name and Principal Position	Year	Salary (5)		Bonus (6)		Stock Awards (7)		Option Awards		Non-Equity Incentive Plan Compensation (8)		All Other Compensation (9)		Total
Robert D. Wright President and Chief Executive Officer (1)	2022 2021 2020	$ $ $	680,000 324,815 1	$ $ $	— 400,000 —	$ $ $	— — 2,206,000	$ $ $	— — —	$ $ $	925,463 837,000 —	$ $ $	— 107,842 7,325	$ $ $	1,605,463 1,669,657 2,213,326

Steven Cirulis Senior Vice President, Chief Financial Officer and Chief Strategy Officer (2)	2022 2021 2020	$ $ $	448,630 444,002 293,618	$ $ $	— — 100,000	$ $ $	399,996 504,000 693,301	$ $ $	— — —	$ $ $	310,356 289,884 —	$ $ $	— 27,500 2,517	$ $ $	1,158,982 1,265,386 1,089,436

Adam Noyes Senior Vice President and Chief Operating Officer (3)	2022 2021 2020	$ $ $	424,000 348,942 107,500	$ $ $	— 100,000 —	$ $ $	499,997 449,998 324,998	$ $ $	— — —	$ $ $	310,356 268,800 —	$ $ $	— 13,656 3,467	$ $ $	1,234,353 1,081,396 535,965

Jeffrey Douglas Senior Vice President and Chief Information Officer	2022 2021 2020	$ $ $	318,240 318,029 298,125	$ $ $	— — —	$ $ $	249,995 249,996 209,999	$ $ $	— — —	$ $ $	211,948 205,632 —	$ $ $	— 11,121 6,052	$ $ $	780,183 784,778 514,176

Adiya Dixon Chief Legal Officer, Chief Compliance Officer and Secretary (4)	2022 2021 2020	$ $ $	315,000 275,000 31,761	$ $ $	— — —	$ $ $	299,995 300,000 —	$ $ $	— — —	$ $ $	233,100 184,800 —	$ $ $	— 1,344 108	$ $ $	848,095 761,144 31,869

(1)	Mr. Wright joined the Company as President and Chief Executive Officer in July 2020.
(2)	Mr. Cirulis joined the Company as Senior Vice President, Chief Financial Officer and Chief Strategy Officer in April 2020.
(3)	Mr. Noyes joined the Company as Senior Vice President and Chief Operations Officer in August 2020.
(4)	Ms. Dixon joined the Company as Chief Legal Officer and Secretary of the Company in December 2020.
(5)

Reflects a 25% temporary salary reduction to mitigate some of the impact from COVID-19, which reduction ceased on August 10, 2020. The Company repaid 50% of the reduction in base salary in 2020 and repaid the remaining 50% of the reduction in February 2021. Reflects Mr. Wright’s initial base salary of $1. Pursuant to his employment agreement, Mr. Wright’s base salary increased to $650,000 in July 2021.

(6)

For 2021, represents a sign-on bonus of $400,000 received by Mr. Wright pursuant to his employment agreement. For 2020, represents sign-on bonuses of $100,000 received by each of Mr. Cirulis and Mr. Noyes upon joining the Company.

(7)

Represents the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) of restricted stock units (RSUs) and performance stock units (PSUs). See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 25, 2022 for a discussion of the relevant assumptions used in calculating these amounts. The amounts reported in this column do not correspond to the actual value that will be recognized by the NEOs. The actual value that an NEO may realize will depend on the stock price at the date of vesting and the NEO’s continued service through the vesting period.

(8)	Represents cash incentive compensation earned pursuant to our Support Center Annual Incentive Plan.
(9)

Amounts for Messrs. Wright, Cirulis and Douglas includes a one-time payment of $100,000, $16,410 and $6,747, respectively, to offset a loss in value to each of Messrs. Wright, Cirulis and Douglas upon vesting of restricted stock units in March 2021, as a result of execution by our designated broker that was not in accordance with the Compensation Committee’s intention.

Grants of Plan-Based Awards in 2022

The following table sets forth information regarding fiscal year ended December 25, 2022 annual incentive bonus awards and equity awards granted to our NEOs for the fiscal year ended December 25, 2022 performance.

Name	Award	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Robert D. Wright	—	—	—	—	—	—		—

Steven Cirulis	RSU	4/01/2022	—	—	—	30,488		$200,001
	PSU	4/01/2022	7,622	15,242	30,487	—		$199,995

Adam Noyes	PSU	4/01/2022	7,622	15,242	30,487	—		$199,995
	RSU RSU	4/01/2022 4/01/2022	— —	— —	— —	30,488 15,244	$ $	200,001 100,001

Jeffrey Douglas	RSU	4/01/2022	—	—	—	19,055		$125,001
	PSU	4/01/2022	4,764	9,527	19,054	—		$124,994

Adiya Dixon	RSU	4/01/2022	—	—	—	22,866		$150,001
	PSU	4/01/2022	5,716	11,433	22,865	—		$149,994

(1)	All equity awards are denominated in shares of common stock and were granted under the Potbelly Corporation Amended and Restated 2019 Incentive Plan.
(2)

Reflects performance stock units, each of which represents a contingent right to receive one share of Potbelly Corporation common stock. All performance stock units vest, if at all, on April 1, 2025 based on the achievement of certain performance metrics. The payout range for the PSUs is 50% to 200%, and none of the PSUs will vest if the performance target is below threshold.

(3)

Reflects restricted stock units that represent a right to receive one share of common stock for each restricted stock unit. The restricted stock units vest in three equal installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options and stock awards for each named executive officer as of December 25, 2022.

	Stock Awards
Named Executive Officer	Number of Units of Stock That Have Not Vested	Value of Units of Stock That Have Not Vested (1)
Robert D. Wright	43,750(2)	$244,563

Steven Cirulis	10,000(3)	$55,900
	38,461(9)	$214,997
	10,000(4)	$55,900
	20,000(5)	$111,800
	16,806(6)	$93,946
	25,210(8)	$140,924
	30,487(10)	$170,422
	30,488(11)	$170,428

Adam Noyes	26,358(7)	$147,341
	25,210(6)	$140,924
	37,815(8)	$211,386
	30,487(10)	$170,422
	30,488(11)	$170,428
	15,244(11)	$85,214

Jeffrey Douglas	15,837(9)	$88,529
	14,005(6)	$78,288
	21,008(8)	$117,435
	19,054(10)	$106,512
	19,055(11)	$106,517

Adiya Dixon	16,806(6)	$93,946
	25,210(8)	$140,924

(1)

The value of the stock awards is calculated by multiplying the closing price of Potbelly Corporation’s common stock on the Nasdaq on December 23, 2022 (the last trading day of the Company’s fiscal year), or $5.59 per share, by the number of stock awards.

(2)	Represents restricted stock unit awards that vest at the rate of one twenty-fourth (1/24) of such restricted stock units on each monthly anniversary following July 20, 2021.
(3)	Represents restricted stock unit awards that vest on April 6, 2023.
(4)	Represents restricted stock unit awards that vest on October 6, 2023.
(5)	Represents restricted stock unit awards that vest in equal installments on April 6, 2023 and April 6, 2024.
(6)	Represents restricted stock unit awards that vest in equal installments on April 26, 2023 and April 26, 2024.
(7)	Represents restricted stock unit awards that vest on August 28, 2023.
(8)	Represents performance stock unit awards that vest, if at all, on April 26, 2024 based on the achievement of certain performance metrics.
(9)	Represents restricted stock unit awards that vest on June 24, 2023.
(10)	Represents performance stock unit awards that vest, if at all, on April 1, 2025 based on the achievement of certain performance metrics.
(11)	Represents restricted stock unit awards that vest in three equal installments on April 1, 2023, April 1, 2024 and April 1, 2025.

Option Exercises and Stock Vested

The following table provides information regarding stock awards that vested during the fiscal year ended December 25, 2022. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Stock Awards
Name	Grant Date	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Robert D. Wright	08/10/2020	6,250	$35,313
	08/10/2020	6,250	$34,625
	08/10/2020	6,250	$38,563
	08/10/2020	6,250	$41,094
	08/10/2020	6,250	$33,250
	08/10/2020	6,250	$32,438
	08/10/2020	6,250	$32,438
	08/10/2020	6,250	$38,938
	08/10/2020	6,250	$30,750
	08/10/2020	6,250	$30,625
	08/10/2020	6,250	$35,563
	08/10/2020	6,250	$33,688

Steven Cirulis	05/18/2020	10,000	$66,700
	05/20/2021	10,000	$66,700
	04/26/2021	8,404	$54,710
	06/24/2020	38,462	$197,695
	11/20/2020	10,000	$46,400

Adam Noyes	04/26/2021	12,605	$82,059
	08/28/2020	26,358	$158,148

Jeffrey Douglas	04/26/2021	7,003	$45,590
	06/24/2020	15,837	$81,402
	11/08/2019	23,664	$107,198

Adiya Dixon	04/26/2021	8,404	$54,710

(1)

The value realized on vesting is calculated by multiplying the number of shares of our common stock that vested by the fair market value of a share of our common stock on the vesting date. The fair market value of a share of our common stock is based on the closing price of a share of our common stock on the vesting date as reported on NASDAQ.

Nonqualified Deferred Compensation

The Company established in 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer up to 80% of their salary and up to 100% of their bonus each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our named executive officers, make to the deferred compensation plan, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year. Our matching contribution vests over six years starting on the first day of the participant’s service with the Company, such that an eligible employee with six years of service will be 100% vested in our matching contributions. Our matching contribution also fully vests upon the participant’s retirement at 65 or older, death, disability or a change of control. If the participant separates from the Company prior to his or her seniority date (the earlier the participant attains 62 years of age or 10 years of service from date of hire) or upon a change of control or death, the distribution payment will be made as a lump sum to the participant’s account. If the participant separates from the Company after his or her seniority date, or upon disability, the participant may elect to receive the distribution as a lump sum payment or in up to five annual installments. The Company matching contribution was suspended in March 2020 through June 2021 in an effort to mitigate the negative impact of COVID-19.

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 25, 2022, the last business day of fiscal year ended December 25, 2022. In addition, the following disclosure describes the impact of a qualifying termination of employment (where a “qualifying termination” means a termination by the Company without cause or termination by the named executive officer for good reason), a corporate transaction or a change in control, termination due to death or disability, or retirement under the terms of our named executive officers’ employment agreements and equity awards held by each of our named executive officers as of December 25, 2022. These benefits are in lieu of benefits generally available to salaried employees.

Robert D. Wright Employment Agreement. The Wright Agreement provided for severance pay and benefits if Mr. Wright is terminated for any reason or if Mr. Wright’s employment is terminated due to death or disability. In the event Mr. Wright’s employment terminated for any reason, including due to death or disability, Mr. Wright was entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Wright’s employment terminated in a qualifying termination prior to a Change in Control, Mr. Wright was entitled to a cash severance payment equal to 12 months of his annual base salary ($650,000) payable in installments over 12 months; payment equal to the amount of the annual bonus that Mr. Wright would have received for the year in which the termination occurred pro-rated through the date of termination and based on the target level of performance for the year of termination; subsidized COBRA benefits for 12 months; and all of Mr. Wright’s equity awards would have vested in accordance with their terms. Under the Amended Wright Agreement, in the event Mr. Wright’s employment is terminated (a) prior to December 31, 2025 for any reason any unvested portion of Price Performance Awards will remain eligible to vest for 90 days following the termination date or (b) after December 31, 2025 for any reason other than cause, death or disability and Mr. Wright assists the Board with the transition of his position, all outstanding PSUs and Price Performance Awards will continue to vest subject to the terms of the awards. In the event of a change of control, the Amended Wright Agreement provides for the vesting of all unvested RSUs and all or some portion of the PSUs and Price Performance Awards.

Steven Cirulis Employment Agreement. The Cirulis Agreement provides for severance pay and benefits if Mr. Cirulis is terminated for any reason or if Mr. Cirulis’ employment is terminated due to death or disability. In the event Mr. Cirulis’ employment terminates for any reason, including due to death or disability, Mr. Cirulis is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Cirulis’ employment terminates by reason of death or disability, Mr. Cirulis (or his estate) is entitled to receive the annual bonus Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination. In the event Mr. Cirulis’ employment terminates in a qualifying termination prior to a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months. In the event Mr. Cirulis’ employment terminates in a qualifying termination on or within two years following a Change in Control, Mr. Cirulis is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months; subsidized COBRA benefits for 12 months; and a cash amount equal to the amount of the annual bonus that Mr. Cirulis would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination.

Adam Noyes Employment Agreement. The Noyes Agreement provides for severance pay and benefits if Mr. Noyes is terminated for any reason or if Mr. Noyes’ employment is terminated due to death or disability. In the event Mr. Noyes’ employment terminates for any reason, including due to death or disability, Mr. Noyes is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Noyes’ employment terminates in a qualifying termination, Mr. Noyes is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.

Jeffrey Douglas Employment Agreement. The Douglas Agreement provides for severance pay and benefits if Mr. Douglas is terminated for any reason or if Mr. Douglas’ employment is terminated due to death or disability. In the event Mr. Douglas’ employment terminates for any reason, including due to death or disability, Mr. Douglas is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Mr. Douglas’ employment terminates by reason of death or disability, Mr. Douglas (or his estate) is entitled to receive the annual bonus Mr. Douglas would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination. In the event Mr. Douglas’ employment terminates in a qualifying termination prior to a Change in Control, Mr. Douglas is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months. In the event Mr. Douglas’ employment terminates in a qualifying termination on or within two years following a Change in Control, Mr. Douglas is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months; subsidized COBRA benefits for 12 months; and a cash amount equal to the amount of the annual bonus that Mr. Douglas would have received for the year in which the termination occurs pro-rated through the date of termination and based on the actual level of performance for the year of termination.

Adiya Dixon Employment Agreement. The Dixon Agreement provides for severance pay and benefits if Ms. Dixon is terminated for any reason or if Ms. Dixon’s employment is terminated due to death or disability. In the event Ms. Dixon’s employment terminates for any reason, including due to death or disability, Ms. Dixon is entitled to receive any accrued amounts otherwise owed as of the date of termination. In the event Ms. Dixon’s employment terminates in a qualifying termination, Ms. Dixon is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months.

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 25, 2022. All employees are also entitled to life insurance benefits of up to the amount of such employee’s base salary, up to a maximum amount of $125,000, if death occurs while actively employed, which benefit is also not included in the table below. With regard to all RSUs subject to time-based vesting at December 25, 2022, the assumed values of the awards are shown in the table in the applicable columns. For RSUs, the value shown in the table is based on the number of RSUs multiplied by $5.59, the closing price of our common stock on December 23, 2022 (the last business day of the fiscal year).

Name	Benefit	Voluntary Termination For Good Reason or Involuntary Termination Without Cause	Qualifying Termination (following Change in Control)	Death/ Disability(1)
Robert D. Wright	Cash Severance	$680,000	$680,000	$—
	Subsidized COBRA	$14,950	$14,950	$—
	RSUs	$—	$244,563	$—
	TOTAL	$694,950	$939,513	$—

Steven Cirulis	Cash Severance	$448,630	$448,630	$289,884
	Subsidized COBRA	$—	$—	$—
	RSUs	$—	$1,014,317	$—
	TOTAL	$448,630	$1,462,947	$289,884

Adam Noyes	Cash Severance	$424,000	$424,000	$—
	Subsidized COBRA	$13,949	$13,949	$—
	RSUs	$—	$925,715	$—
	TOTAL	$437,949	$1,363,664	$—

Jeffrey Douglas	Cash Severance	$318,240	$318,240	$205,632
	Subsidized COBRA	$—	$—	$—
	RSUs	$—	$—	$—
	TOTAL	$318,240	$318,240	$205,632

Adiya Dixon	Cash Severance	$315,000	$315,000	$—
	Subsidized COBRA	$—	$—	$—
	RSUs	$—	$—	$—
	TOTAL	$315,000	$315,000	$—

(1)	As noted above, if certain named executive officer’s termination occurs due to death or disability, the named executive officer would receive a Pro-Rated Bonus under the Annual Incentive Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Wright. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

The following table sets forth a summary of the median of the annual total compensation of employees of the Company (other than the CEO), the annual total compensation of our CEO and the ratio of such amounts.

CEO Pay Ratio
Median employee total compensation	$16,744
CEO total compensation	$1,927,558
Ratio of CEO to Median employee compensation	115:1

As of December 25, 2022, the Company employed approximately 5,836 persons, including Mr. Wright. As permitted by applicable SEC rules, we have elected to use the same median employee identified for purposes of the 2020 pay ratio disclosed in the “CEO Pay Ratio” section of our proxy statement for the 2021 annual meeting of stockholders filed with the SEC on March 26, 2021. There has been no change in our employee population or employee compensation arrangements as of December 25, 2022 that we believe would significantly impact our pay ratio disclosure.

To identify the median employee, we used the gross pay of all of our employees, excluding our CEO. We did not make any cost-of-living or other adjustments in identifying the median employee and we annualized the pay of any employees who were not employed for the full year. We then calculated the 2022 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $16,744. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” above.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. Further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance is described under “
Compensation Discussion
 & Analysis
” beginning on page 34.
The following table sets forth information concerning the compensation of our CEO and other NEOs for each of the fiscal years ending December 25, 2022 and December 26, 2021 and our financial performance for each such fiscal year:

Year	Summary Compensation Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Income (Loss) (in thousands) (6)
2022	$1,605,463	$1,641,526	$1,005,403	$1,028,777	$129.10	$4,345
2021	$1,669,657	$3,602,820	$973,176	$1,161,419	$121.71	$(23,784)

(1)
Amounts in this column represent the amounts reported for Mr. Wright, our Chief Executive Officer and President for 2022 and 2021 in the “Total” column of the Summary Compensation Table for each applicable year.

(2)
Amounts in this column represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	LESS: Reported Value of Equity Awards (a)	PLUS: Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2022	$1,605,463	—	$36,063	$1,641,526
2021	$1,669,657	—	$1,933,163	$3,602,820

(a)	Amounts in this column represent the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for each applicable year.
(b)	The amounts deducted or added in calculating the equity award adjustments are as set forth in the following table.

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Change in Fair Value of Equity Awards Grant In Prior Years that Vested in the Applicable Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2022	—	$14,000	—	$22,063	N/A	N/A	$36,063
2021	—	$111,625	—	$1,821,538	N/A	N/A	$1,933,163

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(3)
Amounts in this column represent the average of the amounts reported for the Company’s NEOs as a group, excluding our CEO, in the “Total” column of the Summary Compensation Table for each applicable year. The NEOs included for purposes of calculating the average amounts for each applicable year are Ms. Dixon and Messrs. Cirulis, Noyes, and Douglas.

(4)
Amounts in this column represent the average amount of “compensation actually paid,” to the Company’s NEOs as a group, excluding our CEO, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group, excluding our CEO, to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	LESS: Average Reported Value of Equity Awards	PLUS: Average Equity Award Adjustments (see yearly tabs)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$1,005,403	$362,496	$385,869	$1,028,777
2021	$973,176	$375,999	$564,242	$1,161,419

(a)	Amounts in this column represent the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for each applicable year.
(b)	The amounts deducted or added in calculating the equity award adjustments are as set forth in the following table.

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year ($)	Year over Year Change in Fair Value of Equity Awards Grant In Prior Years that Vested in the Applicable Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value ($)	Total Equity Award Adjustments ($)
2022	$356,378	$14,659	N/A	$14,832	N/A	N/A	$385,869
2021	$368,893	$52,870	N/A	$142,480	N/A	N/A	$564,242

(5)
Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end of the measurement period and the beginning of the measurement period (December 24, 2020) by (ii) the Company’s share price at the beginning of the measurement period (December 24, 2020).

(6)	Represents the amount of net (loss) income reflected in the Company’s audited financial statements for each applicable year.
Analysis of Information Presented in the Pay Versus Performance Table
As described in greater detail in the “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

5
2

From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs decreased by 54% and 4%, respectively, compared to (i) a 6% increase in our TSR and (ii) an approximately $28 million increase in our Net Income (Loss) over the same time period. A substantial portion of the decrease in the compensation actually paid to our PEO from 2021 to 2022 resulted from an increase in the fair value of equity awards granted prior to 2021 that vested in 2021 as shown above in the footnotes to the Pay Versus Performance table.

5
3

RELATED PARTY TRANSACTIONS

Agreement with Restaurant Development Experts

On May 20, 2021, the Company entered into a master services agreement with Restaurant Development Experts (“RDE”), a company 70% owned by Larry Strain (the “RDE Agreement”) pursuant to which RDE agreed to provide certain services pursuant to work orders agreed upon by the parties from time to time.

The Company and RDE executed four work orders on May 20, 2021 under the RDE Agreement as described in the table below:

Work Order	Term	Description of Services	Fee
1	12 months	Larry Strain will serve as the Company’s Chief Development Officer	$25,000 per month

2	12 months	RDE will engage franchise salespersons to recruit franchisees for the Company	$10,000 per month per salesperson engaged plus commissions for franchise shops sold

3	36 months from the engagement date for each selected designated market area	RDE will perform certain site selection and trade area mapping and real estate support for new franchise shops	Fees are designated market area-specific

4	12 months	RDE will represent the Company in all lease and ground lease transactions and all purchase and sale transactions	Commission payable by seller

In 2022, the Company paid RDE a total of $778,229, including $325,000 for Mr. Strain’s services as the Company’s Chief Development Officer and $330,000 for RDE’s services in recruiting franchisees for the Company, $46,000 for commissions for franchise shops sold and $15,000 for real estate support for new franchise shops.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation and Bylaws, we provide indemnification to Messrs. Cirulis, Douglas and Wright through the Cirulis Agreement, Douglas Agreement and Wright Agreement, respectively, and have entered into indemnification agreements with Mr. Noyes, Ms. Dixon, Mr. Daniels and our current directors. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our Company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•	any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.

Any member of the Audit Committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our Chief Legal Officer. The Audit Committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The Audit Committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.

In the event management determines a related party transaction exists which was not approved by the Audit Committee, management will submit the transaction to the Audit Committee for consideration. The Audit Committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.

The policy lists certain types of transactions in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Except where indicated by footnote, the following tables set forth information as of April 3, 2023 as to the beneficial ownership of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of our executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606. The percentage of beneficial ownership shown in the following tables is based on 29,423,495 outstanding shares of common stock as of April 3, 2023, the latest practicable date prior to the publication of this Proxy Statement. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days of April 3, 2023 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficial Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Nierenberg Investment Management Company, Inc. (1)	2,710,320	9.2%
Agman Investments LLC (2)	2,444,415	8.3%
Archon Capital Management LLC (3)	2,325,509	7.9%
180 Degree Capital Corp. (4)	2,283,777	7.8%
Vann Group (5)	1,986,133	6.8%
Ancora Advisors, LLC (6)	1,624,762	5.5%
Soviero Asset Management, LP (7)	1,482,000	5.0%
Renaissance Technologies LLC (8)	1,468,354	5.1%

Directors and Executive Officers
Robert D. Wright (9)	587,581	2.0%
Steven Cirulis (10)	213,921	*
Adam Noyes (11)	177,273	*
Jeffrey Douglas (12)	98,108	*
Adiya Dixon (13)	30,794	*
Vann Avedisian (14)	701,220	2.4%
Joseph Boehm (15)	165,559	*
Adrian Butler (16)	59,383	*
David Head (17)	110,385	*
David Near (18)	101,309	*
Dave Pearson (19)	16,753	*
Jill Sutton (20)	26,212	*
Todd Smith (17)	79,322	*
All directors and executive officers as a group (16 people) (21)	2,412,302	8.2%

*	Represents less than 1.0%

(1)

Based solely on the Schedule 13D filed on July 21, 2022 by The D3 Family Fund, L.P. (the “Family Fund”), The D3 Family Bulldog Fund, L.P. (the “Bulldog Fund”), Benedict Value Fund, L.P. (the “Benedict Fund”), Haredale Ltd. (“Haredale”), Nierenberg Investment Management Company, Inc. (“NIMCO”) and David Nierenberg (“Nierenberg”). The Family Fund has shared voting and dispositive power over 794,502 shares, the Bulldog Fund has shared voting and dispositive power over 1,452,390 shares, the Benedict Fund has shared voting and dispositive power over 333,555 shares, Haredale has sole voting power and shared dispositive power over 73,868 shares, NIMCO has shared voting power over 2,580,447 shares and shared dispositive power over 2,654,315 shares and Nierenberg has sole voting and dispositive power over 56,005 shares, shared voting power over 2,580,447 shares and shared dispositive power over 2,654,315 shares. NIMCO and Nierenberg may each be deemed to have voting and dispositive power with respect to the shares held by the Family Fund, the Bulldog Fund and Benedict Fund and shared dispositive power over the shares held by Haredale. The address of the Family Fund, the Bulldog Fund, the Benedict Fund, Haredale, NIMCO and Nierenberg is 19605 N.E. 8th Street, Camas, Washington 98607.

(2)

Based solely on the Schedule 13G filed on February 6, 2023 by Agman Investments LLC (“Agman”) and Howard Scott Silverman (“Silverman”). Agman and Silverman have shared voting and dispositive power over 2,444,415 shares, which includes 89,561 shares that may be acquired upon the exercise of warrants. The address for Agman and Silverman is 10 E. Ohio St., Second Floor, Chicago, IL 60611.

(3)

Based solely on the Schedule 13G filed on February 13, 2023 by Archon Capital Management LLC (“Archon”) and Constantinos Christofilis (“Christofilis”). Reflects 2,325,509 shares owned by advisory clients of Archon which is controlled by Christofilis. Archon and Christofilis have shared voting and dispositive power over 2,325,509 shares. The address for Archon and Christofilis is c/o Archon Capital Management LLC, 1100 19th Avenue E, Seattle, Washington 98112.

(4)

Based solely on the Schedule 13D filed on February 11, 2021 by 180 Degree Capital Corp (“180 Degree”). 180 Degree has shared voting and dispositive power over 2,283,777 shares. The address for this entity is 7 N. Willow Street, Suite 4B, Montclair, NJ 07042.

(5)

Based solely on the Schedule 13D filed on August 17, 2020 by Vann A. Avedisian Trust U/A 8/29/85, Intrinsic Investment Holdings, LLC, Bryant L. Keil, Neil Luthra, KGT Investments, LLC and The Khimji Foundation (collectively, the “Vann Group”). Vann A. Avedisian Trust U/A 8/29/85 has sole voting and dispositive power over 513,163 shares; Intrinsic Investment Holdings, LLC has sole voting and dispositive power over 100 shares; Mr. Keil has sole voting and dispositive power over 165,159 shares; Mr. Luthra has sole voting and dispositive power over 117,713 shares; KGT Investments, LLC has sole voting and dispositive power over 643,571 shares and The Khimji Foundation has sole voting and dispositive power over 546,427 shares. The address for Vann A. Avedisian Trust U/A 8/29/85 and Intrinsic Investment Holdings, LLC is 220 N. Green Street, 3rd Floor, Chicago, IL 60607. The address for Mr. Keil is 25 S. Waukegan Road, Suite A8-50, Lake Forest, IL 60045. The address for Mr. Luthra is 870 Seventh Ave., 2nd Floor, New York, NY 10019. The Address for KGT Investment LLC and The Khimji Foundation is 545 E John Carpenter FWY Ste #1400, Irving, TX 75062.

(6)

Based solely on the Schedule 13D filed on February 19, 2021 by Ancora Advisors, LLC which has sole voting and dispositive power over 1,624,762 shares. The address of this entity is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124.

(7)

Based solely on the Schedule 13G filed on January 27, 2023 by Soviero Master Fund, L.P. (the “Master Fund”), Soviero Advisors, LLC (“Soviero Advisors”), Soviero Asset Management, LP (“Soviero Asset Management”), Soviero GP, LLC (“Soviero GP”) and Thomas Soviero (“Soviero”). The Master Fund beneficially owns and has shared voting and dispositive power over 1,392,000 shares. Soviero Advisors, as the general partner of the Master Fund, may be deemed to beneficially own the 1,392,000 shares beneficially owned by the Master Fund. Soviero Asset Management, as the investment manager of the Master Fund, may be deemed to beneficially own the 1,392,000 shares owned by the Master Fund. Soviero GP, as the general partner of Soviero Asset Management, may be deemed to beneficially own the 1,392,000 shares beneficially owned by Soviero Asset Management. Soviero, as the Managing Member of Soviero Advisors and as the Managing Member of Soviero GP, may be deemed to beneficially own the 1,392,000 shares beneficially owned by Soviero Advisors and Soviero GP, respectively. Soviero also owns 90,000 shares that he holds directly. The address for these parties is 3 Columbus Circle, Suite 1588, New York, NY 10019.

(8)

Based solely on the Schedule 13G filed on February 13, 2023 by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”). The shares are owned by RTC and beneficially owned by RTHC because of RHTC’s majority ownership of RTC. RTC and RTHC have sole voting power and sole dispositive power over the shares. The address for these entities is 800 Third Avenue, New York, New York 10022.

(9)	Includes 17,606 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(10)	Includes 28,403 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(11)	Includes 12,605 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(12)	Includes 7,003 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(13)	Includes 8,403 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(14)

Includes (i) 513,163 shares of common stock held by the Vann A. Avedisian Trust, of which Mr. Avedisian is the beneficiary, (ii) 101,585 shares owned by Intrinsic and warrants owned by Intrinsic to purchase 40,634 shares, (iii) 21,514 shares owned directly by Mr. Avedisian and (iv) 23,324 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023. Mr. Avedisian is the founder and Managing Director of Intrinsic and possesses shared power to vote and dispose of shares owned directly by Intrinsic. Mr. Avedisian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(15)	Includes 40,090 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(16)	Includes 13,513 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(17)	Includes 24,324 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(18)	Includes 26,126 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(19)	Includes 16,753 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(20)	Includes 26,212 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.
(21)	Includes 272,487 shares issuable in settlement of restricted stock units which vest within 60 days of April 3, 2023.

Delinquent Section 16(a) Reports

Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on a review of the copies of such reports filed with the SEC and on written representations from our executive officers and directors, we believe that during 2022 all Section 16(a) filing requirements were complied with on a timely basis, except that each of Scott Swayne, Jeffrey Douglas, David Daniels, Adam Noyes, Will Atkins and Robert D. Wright was late in filing one required report on Form 4, in each case due to an administrative error and Steven Cirulis was late in filing two required reports on Form 4, in each case due to an administrative error.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

Our Board of Directors is soliciting proxies in connection with the Annual Meeting. The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. The Company has retained DF King for certain advisory and solicitation services at a fee of approximately $10,000. Proxies also may be solicited on the Company’s behalf by officers and other employees who will be separately compensated for their efforts. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding Proxy Materials to beneficial owners of stock or otherwise in connection with this solicitation. We are mailing these Proxy Materials to stockholders of record as of the close of business on March 22, 2023, the Record Date.

You are receiving this Proxy Statement as a stockholder of the Company. We request that you promptly use the enclosed proxy card to vote, by telephone, Internet, or mail, in the event you desire to express your support of or opposition to the proposals.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Where and when is the Annual Meeting?

We will hold the Annual Meeting virtually on May 18, 2023, at 8:00 a.m., Central Time (login beginning at 7:45 a.m., Central Time), exclusively via live audio webcast. Please go to www.virtualshareholdermeeting.com/PBPB2023 for instructions on how to participate in the Annual Meeting.

What am I being asked to vote on at the Annual Meeting?

We are asking our stockholders to consider the following proposals at the Annual Meeting:

•	Proposal 1: the election of nine director nominees to serve on the Board of Directors for a term of one year or until their successors are duly elected or appointed and qualified.

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

•	Proposal 3: a non-binding advisory vote on a resolution to approve the 2022 compensation of our named executive officers.

•	Proposal 4: to approve the 2019 LTIP to increase the number of shares of common stock authorized for issuance thereunder; and

•	Proposal 5: any other business properly brought before the Annual Meeting.

Who can vote?

Stockholders of record at the close of business on March 22, 2023, the Record Date, may vote at the Annual Meeting.

As of the Record Date, there were 29,423,495 shares of our common stock outstanding.

How many votes do I have?

You have one vote for each share of our common stock that you owned as of the Record Date. These shares include shares held by you as a “stockholder of record” and as a “beneficial owner.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these Proxy Materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these Proxy Materials to you. You should direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a proxy?

If you legally designate another person to vote the shares you own at a meeting of stockholders according to your instruction, that person is your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to serve as proxies for the Annual Meeting: Robert D. Wright and Adiya Dixon.

How can I vote my shares?

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet

•

Before the Annual Meeting – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 17, 2023.

•

During the Annual Meeting – You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/PBPB2023 and vote during the meeting by following the instructions provided on the enclosed proxy card.

•

By Telephone – You may vote your shares by touch-tone telephone by calling the toll-free number on the enclosed proxy card. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 17, 2023.

•	By Mail – You may submit your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with these Proxy Materials.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive a voting instruction form from your bank, broker or other nominee.

Your bank, broker or other nominee will not vote your shares on Proposals 1, 3 or 4 unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee.

General. If you submit your proxy using any of the methods above, Robert D. Wright or Adiya Dixon will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, and for, and against or abstain from voting for Proposals 2, 3 and 4 and any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted FOR the election of each of the nine director nominees

(Proposal 1); FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent public accounting firm (Proposal 2); FOR the non-binding resolution to approve our 2022 named executive officer compensation (Proposal 3); and FOR the amendment of the 2019 LTIP (Proposal 4).

If a matter to be considered at the Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxy will authorize Robert D. Wright or Adiya Dixon to vote your shares in their discretion with respect to any such matter subsequently raised at the Annual Meeting. At the time this Proxy Statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this Proxy Statement.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again by Internet or by phone after your original vote;

•	notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote online at the Annual Meeting.

If I have already voted by proxy on one or more proposals, can I change my vote?

Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. We strongly urge you to vote by proxy “FOR” the election of each of the nine director nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4. Only your latest dated proxy will count at the Annual Meeting.

What “quorum” is required for the Annual Meeting?

In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. At the Annual Meeting a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present in person or represented by proxy at the meeting.

Votes withheld, abstentions and broker-non votes (discussed below under “– What is the effect of abstentions and broker non-votes?”) will be counted as present or represented for purposes of determining whether a quorum exists. In the absence of a quorum, the Annual Meeting may be adjourned by a majority of the votes entitled to be cast either present in person or represented by proxy or by any officer entitled to preside at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1	Vote Required	Broker Discretionary Voting Allowed

Election of nine director nominees to serve a term of one year	Plurality of votes cast	No

Proposal 2
Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023	Majority of shares present in person or represented by proxy and entitled to vote	Yes

Proposal 3
Non-binding, advisory vote on resolution to approve our 2022 named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	No

Proposal 4
Amendment of the 2019 LTIP to increase the number of shares of common stock authorized for issuance thereunder	Majority of shares present in person or represented by proxy and entitled to vote	No

How are the voting results determined?

For the election of directors, your vote may be cast “for” each of the nominees or your vote may be “withheld” with respect to one or more of the nominees. The nominees receiving the largest number of “for” votes will be elected as directors, up to the maximum number of directors to be chosen for election. Each of Proposals 2, 3 and 4 will pass if the total votes cast “for” such proposal exceed the total number of votes cast “against” and “abstain” for such proposal.

What is the effect of abstentions and broker non-votes?

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of nine nominees to the Board of Directors (Proposal 1), although abstentions will result in directors receiving fewer votes.

Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2023 (Proposal 2), to approve on an advisory basis, the non-binding resolution to approve our 2022 named executive officer compensation (Proposal 3) and to amend the 2019 LTIP to increase the number of shares of common stock authorized for issuance thereunder, abstentions have the effect of a vote against those proposals.

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals, including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. Broker non-votes will have no direct effect on the outcome of the election of directors or the advisory resolution on executive compensation.

Will my shares be voted if I do nothing?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote online at the Annual Meeting. If you submit (including by telephone or Internet) your proxy card with no instructions on how to vote, your shares will be voted in accordance with the recommendations of the Board.

If your shares of our common stock are held in “street name,” your bank, broker or other nominee has enclosed a proxy card or voting instruction form with this Proxy Statement. We strongly encourage you to authorize your bank, broker or other nominee to vote your shares by following the instructions provided on the proxy card or voting instruction form. If you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction form with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters. The only routine matter on the ballot for the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2).

Please return your proxy card or voting instruction form to your bank, broker or other nominee by proxy by signing, dating and returning the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope or vote by proxy via telephone or the Internet in accordance with the instructions in the proxy card or voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy “FOR” the election of each of the nine director nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2020, 2021 or 2022 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2020 ended December 27, 2020; our fiscal year 2021 ended December 26, 2021 and our fiscal year 2022 ended December 25, 2022.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting. We will disclose the preliminary results in a Current Report on Form 8-K, which we expect to file on or before May 24, 2023. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this Proxy Statement.

OTHER MATTERS

Stockholder Proposals for the 2024 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the Company’s Proxy Materials for the 2024 Annual Meeting, a stockholder proposal must be received in writing by the Company by the close of business on December 1, 2023 and otherwise comply with all requirements of the SEC for stockholder proposals. The Company’s address is 111 N. Canal Street, Suite 325, Chicago, IL 60606.

In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered by the close of business to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 18, 2024 and no later than February 17, 2024 (assuming the meeting is held not more than 30 days before or more than 60 days after May 18, 2024). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws and, with respect to director nominees, must include the information requirements of Rule 14a-19(b)(2) and (3).

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy materials to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Stockholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of our annual report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 111 North Canal Street, Suite 325, Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one set of our annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.

By order of the Board of Directors,

Adiya Dixon

Chief Legal Officer, Chief Compliance Officer and Secretary

April 5, 2023

ANNEX A

AMENDMENT TO THE POTBELLY CORPORATION 2019 LONG-TERM

INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE JUNE 24, 2020)

WHEREAS, Potbelly Corporation, a Delaware corporation (the “Company”) maintains the Potbelly Corporation 2019 Long-Term Incentive Plan (the “Plan”), which was previously approved by the Company’s Board of Directors (the “Board”) on March 26, 2019, as further amended and restated effective as of June 24, 2020 and approved by the stockholders of the Company;

WHEREAS, the Board believes that the number of shares of common stock remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the aggregate number of Shares (as defined in the Plan) available for issuance under the Plan by 1,100,000 shares (the “Amendment”);

WHEREAS, Section 7 of the Plan provides that the Board may amend the Plan from time to time; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1. Section 2.1(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(b)

Subject to the provisions of subsection 2.2, the number of shares of Common Stock that may be issued with respect to Awards under the Plan shall be equal to the sum of (1) 2,000,000 shares plus (2) the number of shares of Common Stock available for issuance under the Plan and the Prior Plan as of the Prior Approval Date (and immediately prior to the Prior Approval Date). Notwithstanding the foregoing:

(i)

Shares of Common Stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one.

(ii)

Any shares of Common Stock (A) that are subject to Awards granted under the Plan or (B) that are subject to awards granted under the Prior Plan that are outstanding on the Approval Date (and immediately prior to approval), in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash, shall thereafter again be available for issuance under the Plan (the shares described in subparagraphs (A) and (B), collectively, “Recycled Shares”). Recycled Shares shall be added back to the number of shares of Common Stock reserved for issuance under the Plan on a one for one basis; provided, however, that (A) Recycled Shares attributable to any Full Value Award granted under the Plan and (B) Recycled Shares attributable to any Full Value Awards granted under the Prior Plan, in either case, shall be added back on the same basis that such award reduced the number of total shares available under the Plan or Prior Plan, as applicable, at the time such award was granted.

2. Effective Date of the Amendment. This Amendment shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been adopted by the Board this 4th day of April 2023, subject to approval by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above POTBELLY CORPORATION Use the Internet to transmit your voting instructions and for electronic delivery of 111 NORTH CANAL STREET information. Vote by 11:59 P.M. ET on 05/17/2023. Have your proxy card in hand when SUITE 325 CHICAGO, IL 60606 you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR each of the following nominees: nominee(s) on the line below. 0 0 0 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above POTBELLY CORPORATION Use the Internet to transmit your voting instructions and for electronic delivery of 111 NORTH CANAL STREET information. Vote by 11:59 P.M. ET on 05/17/2023. Have your proxy card in hand when SUITE 325 CHICAGO, IL 60606 you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/17/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR each of the following nominees: nominee(s) on the line below. 0 0 0 1. Election of nine director nominees to serve on the Board of Directors. Nominees 01) Vann Avedisian 02) Joseph Boehm 03) Adrian Butler 04) David Head 05) David Near 06) Dave Pearson 07) Todd Smith 08) Jill Sutton 09) Robert D. Wright The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered 0 0 0 public accounting firm for the fiscal year ending December 31, 2023. 3. A non-binding, advisory vote on a resolution to approve the 2022 compensation of the Company’s named executive 0 0 0 officers. 4. Approval of the amendment to the Company’s Amended and Restated 2019 Long-Term Incentive Plan to increase the 0 0 0 number of shares of common stock authorized for issuance thereunder. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date . 6 . 0 . 0 R1 _ 1 Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000603034 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com POTBELLY CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 2023 at 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned appoints Robert D. Wright and Adiya Dixon and each of them, as proxies, each with full power of substitution and revocation and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of POTBELLY CORPORATION, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of POTBELLY CORPORATION to be held at 8:00 AM CDT on May 18, 2023, at www.virtualshareholdermeeting.com/PBPB2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the nine director nominees listed on the reverse side, and FOR proposals 2, 3 and 4. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting. 0000603034_2 R1.0.0.6 (Continued, and to be marked, dated and signed, on the other side)